As filed with the U.S. Securities and Exchange Commission on April 13, 2021

Registration No. 333-251905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IRSA Inversiones y Representaciones Sociedad Anónima
(Exact name of registrant as specified in its charter)

IRSA Investments and Representations Inc.
(Translation of registrant’s name into English)

The Republic of Argentina	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Carlos Della Paolera 261
(C1001ADA) Ciudad Autónoma de Buenos Aires, Argentina
Tel. +54 (11) 4323-7400
(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

P.O. Box 885

Newark, DE 19715
(Name, address and telephone number of agent for service)

Copies to:

Jaime Mercado, Esq.Simpson Thacher & Bartlett LLP425 Lexington AvenueNew York, New York 10017(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB SEC 1983 (05-19) control number.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☐ Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Calculation of Registration Fee

Title of each class of securitiesto be registered	Amount tobe registered	Proposed maximumaggregate price per common share (1)(5)	Proposed maximumaggregate offeringprice (1)(5)	Amount ofregistration fee(6)
Common shares, Ps.1.00 par value per share (including common shares represented by Global depositary shares) (“GDSs”) (2)(3)	80,000,000	$US0.396	US$31,680,000	$US3,456.3
Rights to subscribe for common shares (and GDSs)(3)(4)	80,000,000	None	None	None
Warrants to purchase common shares (and GDSs)(4)	80,000,000	None	None	None
Common shares, Ps.1.00 par value per share, and GDSs issuable upon exercise of warrants(4)	80,000,000	$US0.475	US$38,000,000	$US4,145.8

(1)
Proposed maximum aggregate price per common share calculated, solely for purposes of determining the SEC registration fee, on the basis of the closing prices of the GDSs on the NYSE on April 9, 2021, divided by 10.
(2)
Includes common shares that may be represented by GDSs offered and sold to holders of GDS rights. This amount also includes common shares that are to be offered in Argentina and elsewhere outside the United States but may be resold from time to time in the United States during the distribution.
(3)
GDSs issuable upon deposit of common shares registered hereby have been registered under a separate Registration Statement on Form F-6 (Registration No. 333-134633).
(4)
No separate consideration will be received by the registrant for the rights to subscribe for common shares, the rights to subscribe for GDSs evidencing common shares or the warrants prior to their exercise.
(5)
Proposed maximum aggregate price per common share calculated, solely for purposes of determining the SEC registration fee, on the basis of 105% of the closing prices of the GDSs on the NYSE on April 9, 2021, divided by 10.
(6)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated April 13, 2021
Preliminary Prospectus
IRSA Inversiones y Representaciones Sociedad Anónima
IRSA Investments and Representations Inc.

Rights to Subscribe for Common Shares, including Common Shares Represented by

Global Depositary Shares, and Warrants

We are granting to our common shareholders rights to subscribe for 80,000,000 new common shares, together with the right to receive 80,000,000 warrants to acquire additional common shares. Each common share held of record at 6:00 p.m. (Buenos Aires, Argentina time) on April 16, 2021 entitles its holder to one right to subscribe for common shares (“common share right”). Each common share right entitles its holder to subscribe for 0.1382465082 new common shares. Each common share right will also entitle its holder to exercise its statutory accretion rights with respect to common shares not subscribed for by other holders of common shares in the exercise of their respective preemptive rights, at the same price, and to receive free of charge, for each new common share that it purchases pursuant to this offering, one warrant to purchase one additional common share. The Bank of New York Mellon, as our GDS rights agent, will make available to holders of Global Depositary Shares (“GDSs”), each of which represents 10 common shares, rights to subscribe for new GDSs (“GDS rights”), together with the right to receive warrants to acquire additional common shares. Each GDS held of record at 5:00 p.m. (New York City time) on April 16, 2021 entitles its holder to one GDS right. Each GDS right entitles its holder to subscribe for 0.1382465082 new GDSs. Each GDS right will also entitle its holder to exercise its statutory accretion rights with respect to GDSs not subscribed for by other GDS holders in the exercise of their respective preemptive rights, at the same price, and to receive free of charge, for each new GDS that it purchases pursuant to this offering, 10 warrants, each of which will entitle such holder to purchase one additional common share. Such accretion rights shall be exercised in proportion to the number of common shares such holder has subscribed for pursuant to the exercise of its preemptive rights.

On April 12, 2021, we reported to the Argentine Comisión Nacional de Valores and the Bolsas y Mercados Argentinos stock exchange (“BYMA”) and released to PR Newswire a non-binding indicative subscription price for each of the new common shares and GDSs of USD 0.36 and USD 3.60, respectively.

The definitive subscription price for the new common shares will be determined by our board of directors based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days, dividing such result by 10, and converting the resulting amount into Argentine Pesos on the basis of the Blue Chip Swap Rate. Our board of directors will calculate the definitive subscription price for our new GDSs based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days. The board may also apply a discount to such average closing price, as approved by our shareholders’ meeting on October 30, 2019. See “Summary of the Offering—Subscription Price.”

The subscription price for each new common share will be payable in U.S. dollars outside Argentina or in Pesos in Argentina, determined on the basis of the Blue Chip Swap Rate as of the second business day prior to the expiration of the common shares subscription period. The subscription price for each New GDS will be payable in U.S. dollars.

	Price to the Public	Proceeds to Company(1)
Non-binding indicative subscription price per new common share(2)	USD 0.36	USD 18.3 million
Non-binding indicative subscription price per new GDS(3)	USD 3.60	USD 10.0 million
Rights to subscribe for common shares and GDS rights	USD 0.00	USD 0.00
Warrants(4)	USD 0.00	USD 0.00
Total offering(4)		USD 28.3 million

(1)
After payment of transaction expenses by us, currently estimated at approximately USD 0.5 million.
(2)
Corresponds to approximately 51.8 million common shares expected to be subscribed in Argentina, based on the non-binding indicative subscription price of USD 0.36 for each new common share.
(3)
Corresponds to approximately 28.2 common shares to be represented by GDSs expected to be subscribed, each of which represents 10 common shares, based on the non-binding indicative subscription price of USD 3.60 for each new GDS.
(4)
No separate consideration will be received by us for the granting of the rights to subscribe for common shares, the rights to subscribe for GDSs or the warrants prior to their exercise.

Investing in our common shares, GDSs representing our common shares and our warrants involves significant risks. See “Risk Factors” beginning on page 16.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          , 2021

Any holder of common share rights may transfer any whole number of common share rights. Common share rights trade on the BYMA until May 5, 2021. The GDS rights will not be transferable.

GDSs representing our common shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “IRS,” and our common shares are traded on the BYMA under the symbol “IRSA.” On April 12, 2021, the closing prices on the NYSE per GDS and on the BYMA per common share were USD4.02 and ARS 59.60, respectively. We have applied to list the warrants on the BYMA, and we intend to have the warrants listed on the NYSE.

The warrants will be exercisable after 90 days following their issuance, prior to their expiration on the fifth anniversary of their issue date, during the nine-day period from and including the             through the              day of each             ,             ,              and             , on the day prior to their expiration and on their expiration date (to the extent such dates are business days in New York City and Buenos Aires, Argentina). The warrants will be freely transferable. We will accept the exercise of warrants to purchase whole new common shares. One warrant must be exercised in order to purchase one new common share. The exercise price of USD           for new common shares to be purchased pursuant to the exercise of warrants will be payable in U.S. dollars. GDS holders wishing to obtain additional GDSs upon exercise of their warrants must deposit the common shares acquired under the warrants with The Bank of New York Mellon, as GDS depositary (the “Depositary”), to obtain GDSs in accordance with the terms of the deposit agreement pursuant to which the GDSs will be issued.

We are granting these preemptive rights to subscribe for newly issued common shares as required under Argentine law and, although not obligated to do so, have elected to register the common shares to which these preemptive rights relate with the U.S. Securities and Exchange Commission (the “SEC”) in order to extend to our U.S. shareholders and holders of GDSs an equal opportunity to participate in our preemptive rights offering.

The offering of new common shares and warrants by means of rights to holders of common shares will expire at 6:00 p.m. (Buenos Aires, Argentina time) on May 6, 2021 (the “expiration of the common share subscription period”). The offering of new GDSs and warrants by means of GDS rights to holders of GDSs will expire at 5:00 p.m. (New York City time) on May 3, 2021 (the “expiration of the GDS subscription period”).

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

As used in this prospectus, the terms “IRSA,” “we,” “us” and “our” refer to IRSA Inversiones y Representaciones Sociedad Anónima, unless we state otherwise or the context indicates otherwise. Our headquarters are located at Carlos Della Paolera 261, C1001ADA Buenos Aires, Argentina, our telephone number is +54 (11) 4323-7400, and our website is www.irsa.com.ar.

In this prospectus, when we refer to “Peso,” “Pesos” or “ARS” we mean Argentine pesos, the legal currency of Argentina; and when we refer to “U.S. dollar,” “U.S. dollars” or “USD” we mean United States dollars, the legal currency of the United States.

INCORPORATION BY REFERENCE

This prospectus incorporates important information about us that is not included in or delivered with the prospectus. We incorporate by reference the following documents:

●
our annual report on Form 20-F for the year ended June 30, 2020, filed with the SEC on November 16, 2020 (our “2020 Form 20-F”);

●
our report on Form 6-K, furnished to the SEC on January 5, 2021, containing our (i) audited consolidated financial statements as of June 30, 2020 and 2019 and for the fiscal years ended June 30, 2020, 2019 and 2018, which have been recast to: (a) present the audited consolidated financial statements in the measuring unit current at the end of the reporting period as of September 30, 2020, and (b) reflect IRSA’s loss of control of IDB Development Corporation, Ltd. (“IDBD”) and Discount Investment Corporation, Ltd. (“DIC”) on September 25, 2020 and, consequently, the deconsolidation of such investees since that date; and (ii) unaudited condensed interim consolidated financial statements as of September 30, 2020 and for the three-month periods ended September 30, 2020 and 2019 (the “First Form 6-K”);

●
our report on Form 6-K, furnished to the SEC on April 9, 2021, containing our unaudited condensed interim consolidated financial statements as of December 31, 2020 and for the six-month periods ended December 31, 2020 and 2019 (the “Second Form 6-K” and, together with the “First Form 6-K”, our “Forms 6-K”); and

●
all subsequent annual reports filed on Form 20-F, and all subsequent filings on Form 6-K we file pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering.

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus, at no cost, by writing or telephoning us at IRSA Inversiones y Representaciones Sociedad Anónima, Carlos Della Paolera 261, C1001ADA Buenos Aires, Argentina, Tel. +54 (11) 4323-7400.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov and at our website at www.irsa.com.ar.

SUMMARY

History and Development of the Company

General Information

Our legal and commercial name is IRSA Inversiones y Representaciones Sociedad Anónima. We were incorporated and organized on April 30, 1943, under Argentine law as a stock corporation (sociedad anónima), and we were registered with the Public Registry of Commerce of the City of Buenos Aires (Inspección General de Justicia or “IGJ”) on June 23, 1943, under number 284, on page 291, book 46 of volume A. Pursuant to our bylaws, our term of duration expires on April 5, 2043.

Our common shares are listed and traded on the BYMA and our GDSs representing our common shares are listed on the New York Stock Exchange (“NYSE”). Our headquarters are located at Carlos M. Della Paolera 261, Ciudad Autónoma de Buenos Aires (C1001ADA), Argentina. Our telephone is +54 (11) 4323-7400. Our website is www.irsa.com.ar. Information contained in or accessible through our website is not a part of this Prospectus.

We assume no responsibility for the information contained on these sites. The depositary for the GDS facility in the United States is The Bank of New York Mellon whose address is 240 Greenwich Street, New York, NY 10286, and whose telephone numbers are +1-888-BNY-ADRS (+1-888-269-2377) for U.S. calls and +1-201-680-6825 for calls outside U.S.

Business Overview

Operations and principal activities

Founded in 1943, IRSA Inversiones y Representaciones Sociedad Anónima is one of Argentina’s leading real estate companies and the only Argentine real estate company whose shares are listed both on BYMA and on the NYSE.

We are engaged, directly and indirectly through subsidiaries and joint ventures, in a range of diversified activities, primarily in real estate, including:

i. the acquisition, development and operation of shopping malls,

ii. the acquisition and development of office buildings and other non-shopping mall properties primarily for rental purposes,

iii. the development and sale of residential properties,

iv. the acquisition and operation of luxury hotels,

v. the acquisition of undeveloped land reserves for future development or sale, and

vi. selective investments outside Argentina.

We operate our business in Argentina through seven segments, namely “Shopping Malls,” “Offices,” “Sales and Developments,” “Hotels,” “International.” “Corporate” and “Others” as further described below:

Our “Shopping Malls” segment includes the operating results from our portfolio of shopping malls principally comprised of lease and service revenue from tenants. Our Shopping Malls segment had assets of ARS 54,593 million and ARS 58,703 million as of December 31, 2020 and 2019, respectively, representing 29.53% and 42.14% of our operating assets for the Operations Center in Argentina at such dates, respectively. Our Shopping Malls segment generated operating loss of ARS 3,966 million and an operating income of ARS 984 million for the fiscal years ended December 31, 2020 and 2019, respectively.

Our “Offices” segment includes the operating results from lease revenues of offices, other rental spaces and other service revenues related to the office activities. Our Offices segment had assets of ARS 70,222 million and ARS 42,600 million as of December 31, 2020 and 2019, respectively, representing and 37.99% and 30.58% of our operating assets for the Operations Center in Argentina at such dates, respectively. Our Offices segment generated an operating income of ARS 8,558 million and an operating income of ARS 5,679 million for the fiscal years ended December 31, 2020 and 2019, respectively.

Our “Sales and Developments” segment includes the operating results of the development, maintenance and sales of undeveloped parcels of land and/or trading properties. Real estate sales results are also included. Our Sales and Developments segment had assets of ARS 45,971 million and ARS 36,816 million as of December 31, 2020 and 2019, respectively, representing 24.87% and 26.43% of our operating assets for the Operations Center in Argentina. Our Sales and Developments segment generated an operating income of ARS 5,442 million and ARS 3,447 million for the financial years ended December 31, 2020 and 2019, respectively.

Our “Hotels” segment includes the operating results of our hotels mainly comprised of room, catering and restaurant revenues. Our Hotels segment had assets of ARS 2,133 million and ARS 2,250 million as of December 31, 2020 and 2019, respectively, representing 1.15% and 1.62% of our operating assets for the Operations Center in Argentina, respectively. Our Hotels segment generated an operating loss of ARS 410 million and an operating income of ARS 328 million for the fiscal years ended December 31, 2020 and 2019, respectively.

Our “International” segment includes investments that mainly operate in the United States in relation to the lease of office buildings and hotels in that country. We intend to continue evaluating investment opportunities outside Argentina as long as they are attractive investment and development options. Our International segment had assets of ARS 1,969 million and net liabilities of ARS 9,886 million as of December 31, 2020 and 2019, respectively. Our International segment generated operating loss of ARS 3 million and ARS 75 million for the fiscal years ended December 31, 2020 and 2019, respectively.

Our “Corporate” segment. Since fiscal year 2018, we have decided to disclose certain corporate expenses related to the holding structure in a separate “Corporate” segment. This segment generated a loss of ARS 325 million and ARS 317 million for the fiscal years ended December 31, 2020 and 2019, respectively.

Our “Others” Segment includes the entertainment activities through La Arena and La Rural S.A. and the financial activities carried out by Banco Hipotecario for both. Our “Others” segment had assets of ARS 9,972 million and ARS 8,817 million as of December 31, 2020 and 2019, respectively, representing 5.39 and 6.33% of our operating assets for the Operations Center in Argentina, respectively. Our Others segment generated an operating income of ARS 473 million and of ARS 244 million for the fiscal years ended December 31, 2020 and 2019, respectively.

SUMMARY OF THE OFFERING

This summary highlights material information appearing elsewhere in this prospectus or incorporated by reference. While this summary highlights what we consider to be the most important information about us and the offering, before investing in our common shares, the GDSs or our warrants you should carefully read in its entirety this prospectus, the documents incorporated herein by reference and the registration statement of which this prospectus forms a part, including the information set forth under “Risk Factors” and “Operating Review and Prospects” and our financial statements and related notes in our 2020 Form 20-F and our Forms 6-K. See “Incorporation by Reference” and “Where You Can Find More Information.”

Offering of common share rights and GDS rights
We are granting to our common shareholders rights (“common share rights”) to subscribe for 80,000,000 new common shares and 80,000,000 warrants to acquire additional common shares. Each common share held of record at 6:00 p.m. (Buenos Aires City time) on April 16, 2021 entitles its holder to one common share right. Each common share right will entitle its holder to subscribe for 0.1382465082 new common shares and to receive free of charge, for each new common share that it purchases pursuant to this offering, one warrant to purchase one additional common share.
The Bank of New York Mellon, as our GDS rights agent, will make available to holders of GDSs the GDS rights to subscribe for new GDSs and warrants to acquire additional common shares that may be deposited for delivery of GDSs. Each GDS held of record at 5:00 p.m. (New York City time) on April 16, 2021 entitles its holder to one GDS right. Each GDS right will entitle its holder to subscribe for 0.1382465082 new GDSs and to receive free of charge, for each new GDS that it purchases pursuant to this offering, 10 warrants, each of which will entitle such holder to purchase one additional common share.

Subscription period for the common share rights and GDS rights
From April 19, 2021, through 6:00 p.m. (Buenos Aires City time) on May 6, 2021, in the case of the common share rights (the “common shares subscription period”) and from April 19, 2021, through 5:00 p.m. (New York City time) on May 3, 2021, in the case of the GDS rights (the “GDS subscription period”).
To exercise common share rights, you must deliver to our common shares agent a properly completed subscription form accompanied by a certificate of ownership issued by the Caja de Valores or evidence of assignment of the common share rights in your favor by 6:00 p.m. (Buenos Aires City time) on May 6, 2021, or your common share rights will lapse and will have no further value. Deposit in the mail will not constitute delivery to us.
To exercise the GDS rights, you must (i) instruct your broker or other securities intermediary to exercise GDS rights on your behalf and pay the amount specified below for each GDSs subscribed or sought pursuant to accretion rights through the automated system of The Depository Trust Company (“DTC”) (in the case of GDS rights held through DTC) or (ii) deliver to the GDS rights agent a properly completed GDS rights subscription form and pay the amount specified below for each GDS subscribed or sought pursuant to accretion rights by personal or business check (in the case of GDSs held directly on the books of the Depositary). In either case, the subscription and payment must be received by the GDS rights agent by 5:00 p.m. (New York City time) on May 3, 2021. Your broker or other securities intermediary will set an earlier cutoff date and time to receive your instructions to subscribe.
If you do not exercise your GDS rights, the Depositary will try to sell the underlying share rights in the Argentine market. If the Depositary is successful in selling those share rights, it expects to receive Argentine pesos and will hold the net proceeds in Argentine pesos for your account. However, under current Argentine laws and regulations, the Depositary would not be able to convert those pesos into U.S. dollars and thus would be unable to pay those proceeds to you. If the Depositary receives payment in U.S. dollars or is able to convert Argentine pesos into U.S. dollars, it will convert the sales proceeds into dollars, if applicable, and pay you your share, after deduction of applicable fees and expenses.
The exercise of common share rights and GDS rights is irrevocable and may not be canceled or modified.

Accretion rights
Concurrently with the exercise of their common share rights, holders of common shares may exercise their statutory accretion rights with respect to common shares not subscribed for by other holders of common shares in the exercise of their respective preemptive rights, by indicating the maximum number of additional common shares they would like to purchase pursuant to their accretion rights, which shall not exceed the amount of common shares subscribed for by such holder in the exercise of its preemptive rights. Common shares relating to such accretion rights will be allocated to each exercising holder of common shares that has requested additional shares through the exercise of accretion rights pro rata based on the ratio between the number of common shares available and the aggregate permissible amount sought by subscribing holders.
Concurrently with the exercise of their preemptive rights, GDS holders that subscribe for new GDSs pursuant to their GDS rights may indicate to their securities intermediary or on their subscription forms a number of additional GDSs for which they would be willing to subscribe pursuant to their accretion rights, which shall not exceed the number of new GDSs subscribed for by such holder in the exercise of its preemptive rights. If accretion rights are allocated to the Depositary, the GDS rights agent will allocate additional GDSs to GDS holders that requested them. If the amount of additional GDSs available pursuant to accretion rights are insufficient to satisfy all requests, we will allocate the available additional GDSs among requesting GDS holders pro rata based on the ratio between the number of GDSs available and the aggregate permissible amount sought by subscribing holders.
On May 7, 2021, which is one business day after the end of the common shares subscription period, we will notify holders of common share rights and GDS holders who have indicated that they wish to exercise their accretion rights of the aggregate number of unsubscribed common shares and GDSs, as applicable, by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and the CNV website. Based on this notice, we will allocate unsubscribed common shares to holders of common share rights and GDSs to GDS holders, as applicable, in accordance with the procedure described above.

Results of the offering
On May 10, 2021, which is the second Argentine business day after the end of the common shares subscription period, we will notify holders of common share rights and GDS holders by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and PR Newswire of the final results of the offering pursuant to common share rights and GDS rights.

Subscription price
On April 12, 2021, we reported to the Argentine Comisión Nacional de Valores and BYMA and released to PR Newswire a non-binding indicative subscription price for each of the new common shares and GDSs of USD 0.36 and USD 3.60, respectively.
The definitive subscription price for the new common shares will be determined by our board of directors based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days, dividing such result by 10, and converting the resulting amount into Argentine Pesos on the basis of the Blue Chip Swap Rate. Our board of directors will calculate the definitive subscription price for our new GDSs based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days. The board may also apply a discount to such average closing price, as approved by our shareholders’ meeting on October 30, 2019.
On October 30, 2019, our shareholders’ meeting authorized our board of directors to apply a discount of up to 10% of the current trading price of our common shares and the GDSs when determining the indicative and definitive subscription price of the new common shares and the new GDSs. Our shareholders’ meeting also authorized our board of directors to apply a discount of up to 15% of the price determined pursuant to the guidelines approved by the shareholders if required by market conditions at the time of determining the price, in the discretion of our board of directors.

The subscription price for each new common share will be payable in U.S. dollars outside Argentina or in Pesos in Argentina, determined on the basis of the Blue Chip Swap Rate as of the second business day prior to the expiration of the common shares subscription period.
The subscription price for each new GDS will be payable in U.S. dollars. Holders of GDSs must deposit USD 3.78 per New GDS subscribed for or sought (the “Deposit Amount”). which is equal to 105% of the indicative subscription price. This extra five percent allowance will be used to cover the Depositary's issuance fee of $0.05 per new GDS and any other applicable fees or expenses, and then will be applied to the final subscription price.
If the Deposit Amount exceeds the sum of the final subscription price plus the Depositary’s issuance fee and any other applicable fees and expenses, the Depositary will refund the surplus to the exercising GDS holders as soon as practicable after closing of the rights offering. If the Deposit Amount is less than the sum of the final subscription price plus the Depositary’s issuance fee and any other applicable fees and expenses, the GDS rights agent will notify the GDS holder of the amount of the shortfall, and the GDS holder must fund that shortfall as no event later than the day on which the GDS rights agent is required to make payment to the Company.  If the shortfall is not funded, the GDS rights agent may withhold and sell a portion of the new GDSs to cover that shortfall or reduce the number of new GDSs subscribed.

Payment for exercise ofpreemptive rights
The new common shares subscribed pursuant to the common share rights must be paid in cash or by wire transfer to the common shares agent no later than 6:00 p.m. (Buenos Aires time) on May 6, 2021, which is the last business day of the common shares subscription period.
The Deposit Amount for the new GDSs subscribed pursuant to the GDS rights must be paid by the GDS holder’s broker or other securities intermediary through the DTC system or, in the case of GDSs held directly on the Depositary’s books, by personal or business check to the GDS rights agent no later than 5:00 p.m. (New York City time) on May 3, 2021, which is the last business day of the GDS subscription period. Upon advance request, the GDS rights agent will make arrangements so that the Deposit Amount may be paid by wire transfer.

Payment for exercise ofaccretion rights
The new common shares subscribed pursuant to the accretion rights must be paid by wire transfer or by certified or official bank check or money order to the common share rights agent no later than 6:00 p.m. (Buenos Aires time) on May 6, 2021.
The Deposit Amount for new GDSs sought pursuant to the accretion rights must be paid at the same and in the same manner, as payment with respect to the exercise of GDS rights.

Fractional common shares and GDSs
We will accept subscriptions for whole new common shares and new GDSs only and will round down any subscription submitted for fractional new common shares and fractional new GDSs to the nearest whole number of new common shares or new GDSs, as applicable.

Use of unsubscribed GDSsand common shares
After expiration of the common shares subscription period and the GDS subscription period, we may cancel the unsubscribed common shares or sell them to third parties at such times as our board of directors may determine. The price for such sales may not be more favorable to the purchaser than the price offered herein. We currently intend to offer any unsubscribed common shares to the public promptly after completion of this offering.

Issuance and delivery of new common shares and new GDSs
The new common shares and warrants acquired pursuant to the preemptive rights will be issued and made available within five business days following the expiration of the common shares subscription period.
The new GDSs and warrants acquired pursuant to the preemptive rights will be issued and made available as soon as practicable after the new common shares are deposited with the Depositary’s custodian in Argentina.
The new common shares acquired pursuant to the accretion rights will be issued and made available within five business days following the expiration of the common shares subscription period.
The new GDS acquired pursuant to the accretion rights will be issued and made available as soon as practicable after the new common shares are deposited with the Depositary’s custodian in Argentina.
We will register new common shares issued upon exercise of common share rights and related warrants in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new common shares will be issued upon request.
New GDSs will be delivered through the facilities of DTC to the securities accounts that exercised the GDS rights or, in the case of GDSs held directly on the Depositary’s books, by registration of new GDSs on an uncertificated basis in the name of the exercising GDS holder.

Transferability
Any holder of common share rights may transfer its common share rights. Common share rights will be eligible to trade on the BYMA from April 15, 2021 to May 5, 2021 but will not be eligible to trade on any securities exchange in the United States.
The GDS rights will not be transferable.

Combined offering
In connection with this rights offering, we intend to offer the unsubscribed common shares, if any, in the form of GDSs in the United States and other jurisdictions outside Argentina, provided certain conditions are met and our board of directors approves such subsequent offering. The price for such sale may not be more favorable for the purchaser than the price offered herein.

No exchanges of common share rights or GDS rights	You may not surrender GDS rights for the purpose of withdrawing rights to subscribe for common shares or deposit common share rights to obtain GDS rights.
Listing of common shares	The common shares are listed on the BYMA under the symbol “IRSA.” We have requested authorization to list the new common shares rights underlying the rights on the BYMA.
Listing of GDSs	The GDSs are listed on the New York Stock Exchange under the symbol “IRS.” We have requested authorization to list the new GDSs issuable pursuant to the GDS rights on the NYSE.
GDS rights agent	The Bank of New York Mellon
Common share rights agent	BACS Banco de Crédito y Securitización S.A.
Depositary	The Bank of New York Mellon
Information Agent	Morrow Sodali Global LLC
Blue Chip Swap Rate
The implied exchange rate between Pesos and U.S. dollars that results from dividing the closing price of IRSA’s common shares on ByMA as of a certain date by the closing price of IRSA’s GDSs on NYSE as of that same date, further divided by ten.

The Warrants
Maximum number of warrants
We will issue up to a maximum of 80,000,000 warrants, assuming all of the common shares and GDS available for purchase in this rights offering are purchased.
We will issue, free of charge:
● One warrant to each holder of our common share rights for each new common share it purchases in the common share rights offering; and

● Ten warrants to each GDS rights holder for each new GDS it purchases in the GDS rights offering.

Exercise of the warrants
To exercise the warrants, you must deliver to the warrant agent a properly completed purchase form, accompanied by a certificate of ownership, if any, and full payment of the exercise price by 5:00 p.m. (New York City time) during the exercise periods referred to below.
The warrants will be exercisable after 90 days following their issuance, prior to their expiration on the fifth anniversary of their issue date, during the nine-day period from and including the             through the              day of each             ,             ,              and             , on the day prior to their expiration and on their expiration date (to the extent such dates are business days in New York City and Buenos Aires, Argentina). The warrants will be freely transferable. We will accept the exercise of warrants to purchase whole new common shares. One warrant must be exercised in order to purchase one new common share.
GDS holders wishing to obtain additional GDSs upon exercise of their warrants must deposit the common shares acquired under the warrants with The Bank of New York Mellon, as our Depositary, to obtain GDSs in accordance with the terms of the deposit agreement.
Unexercised warrants will not entitle their holders to any rights to vote at or attend our shareholders meetings or to receive any dividends in respect of our common shares. The number of our common shares for which, and the price at which, a warrant is exercisable are subject to adjustment upon the occurrence of certain events, as provided in the warrant agreement relating to the warrants.
We will accept exercises of warrants for whole, new common shares only and will round down any warrant exercise submitted for fractional, new common shares to the nearest whole number of new common shares.

Exercise price
Each warrant will entitle its holder to purchase one additional common share for an exercise price of USD           per common share that will be payable in U.S. dollars.
If, as of the payment date of the warrant exercise price, payment in U.S. dollars is legally prevented in Argentina, holders of warrants will be entitled to pay the exercise price directly to us, in Pesos in an amount equal to the Peso equivalent of the U.S. dollar exercise price of the warrants determined on the basis of Blue Chip Swap Rate on the business day preceding the payment date of the exercise price of the warrants.

Expiration of warrants	The warrants will expire automatically and become void on , .
Transferability	Any holder of warrants may transfer its warrants at any time after the date of issuance. Warrants will be eligible to trade on the BYMA and we intend to have the warrants listed on the NYSE.

Shelf registration
We have agreed that until the earlier to occur of the exercise or expiration of all the warrants, we will keep a registration statement current with respect to the issuance of our common shares from time to time upon exercise of the warrants.

Listing	We have applied to have the warrants listed on the BYMA. We intend to have the warrants listed on the NYSE.
Warrant agent	Computershare, Inc. and Computershare Trust Company, N.A.
Representative of the warrant agent in Argentina	BACS Banco de Crédito y Securitización S.A.
General

Use of proceeds
We currently expect the net proceeds from our rights offering to be approximately USD                    million after payment of estimated expenses (assuming all of the common shares and GDSs available for purchase in this rights offering will be purchased, and that none of the warrants will be exercised upon consummation of this offering).
We intend to use the proceeds of the offering as follows:
● acquisitions or investments in our line of business in Argentina, Latin America and/or other countries to the extent we believe such acquisitions or investments are consistent with our business strategy;

● investments in subsidiaries, mainly in IRSA Propiedades Comerciales, through capital contributions and/or acquisition of shares; and

● repayment of debt, working capital and for other general corporate purposes.

The amount of proceeds we will receive from this offering will depend on the extent to which our shareholders elect to exercise their rights to subscribe for new common shares. The extent to which our shareholders elect to do so is beyond our control and cannot be predicted with certainty. If a significant percentage of our shareholders do not exercise their rights to subscribe for new common shares, our net proceeds could be materially less than the amount indicated above (which assumes that 100% of the common shares and GDSs available for purchase will be purchased).
Although we are constantly evaluating investment opportunities, at this time we do not have any binding commitment to make any material investments not identified in this prospectus. Because several of the proposed investments above are uncertain at this time, the net proceeds from this offering may not be fully used in the short term. Until those investments are made, we intend to invest the net proceeds of this offering in high quality, liquid financial instruments. The allocation of the net proceeds from this offering will be influenced by prevailing market conditions from time to time, and as a result, we reserve the right to reallocate all or a portion of such anticipated uses to other uses we deem consistent with our strategy.

Outstanding common shares immediately before and after the preemptive rights offering
Immediately prior to this preemptive rights offering, our outstanding capital stock consists of approximately 578,676,460 common shares.
Immediately after this preemptive rights offering, a total of            common shares are expected to be outstanding (assuming all of the new common shares and GDSs available for purchase in this rights offering are purchased, and that none of the warrants are immediately exercised upon consummation of this offering).

Dividends
Under Argentine law, the declaration, payment and amount of dividends on the common shares are subject to the approval of the our shareholders and to certain requirements of Argentine law. Pursuant to the deposit agreement, holders of GDSs will be entitled to receive dividends, if any, declared on the common shares represented by such GDSs to the same extent as the holders of the common shares. Cash dividends will be paid in Pesos and, subject to applicable Argentine laws, regulations and approvals, to the extent that the Depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, will be paid to the holders of GDSs net of any dividend distribution fees, currency conversion expenses, taxes or governmental charges. See “Description of Capital Stock” and “Description of Global Depositary Receipts.”

Voting Rights
Holders of our common shares are entitled to one vote for each common share at any of our shareholders’ meeting. See “Description of Capital Stock.” Pursuant to the deposit agreement and subject to Argentine law and our bylaws, holders of GDSs are entitled to instruct the Depositary to vote or cause to be voted the number of common shares represented by such GDSs. See “Description of Global Depositary Receipts.”

Termination, cancellation and amendment
We may terminate or cancel the offering in our sole discretion at any time on or before the expiration of the common shares subscription period for any reason (including, without limitation, a change in the market price of our common shares or the GDSs). If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of common share and GDS rights. Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement. We may amend or modify the terms of the rights offering, and may extend the expiration date of the rights offering.

Information
Any questions or requests for assistance may be directed to:
BACS Banco de Crédito y Securitización S.A., our common share rights agent, at Tucumán 1, 19th Floor, “A”, City of Buenos Aires, Argentina, or by calling + 54 (11) 4329-4200, in the case of holders of our common shares,
Morrow Sodali, our information agent, at 509 Madison Avenue, Suite 1608, New York, NY 10022, or by calling (203) 561-6945 (banks and brokers); (800) 662-5200 (stockholders call toll free); e-mail: IRS@investor.morrowsodali.com; or
IRSA Inversiones y Representaciones Sociedad Anónima, Carlos Della Paolera 261, C1001ADA Buenos Aires, Argentina, or by calling +54 (11) 4323-7400.
For additional information concerning the common shares, the GDSs and the warrants, see “Description of Capital Stock,” “Description of Global Depositary Receipts” and “Description of Warrants.”

Risk factors	See “Risk Factors” in our 2020 Form 20-F for a discussion of certain significant risks you should consider before making an investment decision.
Business day
Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City, United States of America, or Buenos Aires, Argentina, are authorized or required by law to remain closed.

Timetable for the Offering
Common shares record date 6:00 p.m. (Buenos Aires, Argentina time)	April 16, 2021
GDS record date 5:00 p.m. (New York City time)	April 16, 2021
Common share rights commence trading on the BYMA	April 15, 2021
Common shares subscription period	April 19, 2021 to May 6, 2021
GDS subscription period	April 19, 2021 to May 3, 2021
Publication of the definitive subscription price for the new common shares and the new GDSs	On or about April 26, 2021

Expiration date for holdersof GDS rights	May 3, 2021
End of common share rights trading on the BYMA	May 5, 2021
Expiration date of common shares subscription period	May 6, 2021
Allocation of accretion rights	May 7, 2021
Delivery date for new common shares pursuant to common share preemptive rights	Within five business days of the expiration date of the common shares subscription period
Delivery date for new common shares pursuant to common share accretion rights	Within five business days of the expiration date of the common shares subscription period
Delivery date for the new GDS pursuant to GDS preemptive rights	As promptly as practicable after the delivery of the new common shares pursuant to common share preemptive rights
Delivery date for the new GDS pursuant to GDS accretion rights	As promptly as practicable after the delivery of the new common shares pursuant to common share accretion rights

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, including our 2020 Form 20-F and our Forms 6-K, before making an investment decision. We also may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States. You should understand that an investment in our common shares, GDSs and warrants involves a high degree of risk, including the possibility of loss of your entire investment.

Risks Relating to the Common Share Rights, the GDS Rights and to the GDSs, Common Shares and Warrants

You will experience immediate and substantial dilution in the book value of the common shares or GDSs you purchase in this offering.

Because the offering price of the common shares and GDSs being sold in this offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the book value of these common shares. Net tangible book value represents the amount of our tangible assets on a pro forma basis, minus our pro forma total liabilities. Moreover, if you do not exercise your common share rights or GDS rights, as the case may be, you will also experience immediate and substantial dilution in the book value of your common shares or GDSs. See “Dilution.”

The market price for the GDSs could be highly volatile, and the GDSs could trade at prices below the initial offering price.

The market price for the GDSs after this offering is likely to fluctuate significantly from time to time in response to factors including:

●
fluctuations in our periodic operating results;

●
changes in financial estimates, recommendations or projections by securities analysts;

●
changes in conditions or trends in our industry;

●
changes in the economic performance or market valuation of our competitors;

●
announcements by our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

●
events affecting equities markets in the countries in which we operate;

●
legal or regulatory measures affecting our financial conditions;

●
departures of management and key personnel; or

●
potential litigation or the adverse resolution of pending litigation against us or our subsidiaries.

Volatility in the price of the GDSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation against us, as well as announced changes in our business plans or those of competitors, could adversely affect the trading price of our common shares, regardless of the likely outcome of those developments or proceedings. Broad market and industry factors could adversely affect the market price of the GDSs, regardless of our actual operating performance. As a result, the GDSs may trade at prices significantly below the initial public offering price.

The warrants are exercisable under limited circumstances and will expire.

Each warrant will be exercisable only if the common share rights or GDS rights to which such warrant relates have been exercised, and such warrant will be exercisable after            days following its issuance at any time prior to its expiration on the fifth anniversary of its issue date, quarterly on dates we will announce to the Argentine Comisión Nacional de Valores and BYMA and release to PR Newswire on or about April 26, 2021.

If we are considered to be a passive foreign investment company for United States federal income tax purposes, U.S. holders of our common shares, GDSs, common share rights, GDS rights or warrants may suffer negative consequences.

Based on the past and projected composition of our income and assets, and the valuation of our assets, we do not believe we were a passive foreign investment company (a “PFIC”) for United States federal income tax purposes for our most recent taxable year, and do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. In addition, this determination is based on the interpretation of certain United States Treasury regulations relating to rental income, which regulations are potentially subject to differing interpretation. If we become a PFIC, U.S. Holders (as defined in “Taxation—Certain United States Federal Income Tax Consequences”) of our common shares, GDSs, common share rights, GDS rights or warrants will be subject to certain United States federal income tax rules that may have negative consequences. See “Taxation— Certain United States Federal Income Tax Consequences—Passive Foreign Investment Company” for a more detailed discussion of the consequences if we are deemed a PFIC. You should consult your own tax advisors regarding the application of the PFIC rules to your particular circumstances.

USE OF PROCEEDS

We currently expect the net proceeds from our rights offering to be approximately USD              million after payment of estimated expenses (assuming all of the common shares and GDSs available for purchase in this rights offering will be purchased, and that none of the warrants will be exercised upon consummation of this offering).

We intend to use the proceeds of the offering as follows:

●
acquisitions or investments in our line of business in Argentina, Latin America and/or other countries to the extent we believe such acquisitions or investments are consistent with our business strategy;

●
investments in subsidiaries, mainly in IRSA Propiedades Comerciales, through capital contributions and/or acquisition of shares; and

●
repayment of debt, working capital and for other general corporate purposes.

The amount of proceeds we receive from this offering will depend on the extent to which our shareholders elect to exercise their rights to subscribe for new common shares. The extent to which our shareholders elect to do so is beyond our control and cannot be predicted with certainty. If a significant percentage of our shareholders do not exercise their rights to subscribe for new common shares, our net proceeds could be materially less than the amount indicated above (which assumes that 100% of the common shares and GDSs available for purchase will be purchased).

Although we are constantly evaluating investment opportunities, at this time we do not have any binding commitment to make any material investments not identified in this prospectus. Because several of the proposed investments above are uncertain at this time, the net proceeds from this offering may not be fully used in the short term. Until those investments are made, we intend to invest the net proceeds of this offering in high quality, liquid financial instruments. The allocation of the net proceeds from this offering will be influenced by prevailing market conditions from time to time, and as a result we reserve the right to reallocate all or a portion of such anticipated uses to other uses we deem consistent with our strategy.

CAPITALIZATION

The following table sets forth our consolidated capitalization in accordance with IFRS as of December 31, 2020 and as adjusted to give the effect of the sale of 80,000,000 common shares assuming a hypothetical subscription price of ARS 54.4 per common share. The table below should be read in conjunction with, and is qualified in its entirety by “Operating Review and Prospects” and our financial statements included in our 2020 Form 20-F and our Forms 6-K.

	As of December 31, 2020
	Actual	As adjusted (1)
	(millions of ARS)
Total current borrowings	14,531	14,531
Total non-current borrowings	40,942	40,942
Total debt(2)	55,473	55,473

Shareholders’ equity
Attributable to equity holders of the parent:
Share capital	575	655
Treasury stock	2	2
Inflation adjustment of share capital and treasury stock	16,335	16,335
Share premium/warrants (5)	17,426	21,656
Additional paid-in capital from treasury stock	116	116
Legal reserve (3)	1,333	1,333
Special reserve (4)	11,271	11,271
Other reserve	23,522	23,522
Retained earnings	(473)	(473)
Attributable to non-controlling interest:
Non-controlling interest	22,174	22,174
Total shareholders’ equity	92,281	96,591
Total capitalization	147,754	152,064

(1)	Assumes net proceeds of the rights offering of USD28.3 million resulting from the issuance of 80,000,000 common shares, net of expenses, related to the rights offering.
(2)	All of our total debt is unsecured.
(3)	Under Argentine law, we are required to allocate 5% of our net income to a legal reserve until the amount of such legal reserve equals 20% of our outstanding capital.
(4)
Pursuant to a resolution of the Inspección General de Justicia, companies should indicate the intended use of the accumulated retained earnings balance of the period. Accordingly, we transferred the balance of accumulated retained earnings to a special reserve labeled as “Reserve for New Developments.” This reclassification has no impact on our total shareholders’ equity.

(5)
Warrants granted in this rights offering have been included in shareholders’ equity. As provided under IFRS, these instruments can be classified either as equity or as liabilities, depending on their characteristics.

DIVIDEND POLICY

See “Dividend Policy” in our 2020 Form 20-F.

EXCHANGE RATES AND EXCHANGE CONTROLS

See “Local Exchange Market and Exchange Rates” in our Forms 6-K.

THE OFFERING

Statutory Preemptive and Accretion Rights

Pursuant to our bylaws and as required by Argentine law, each existing holder of our common shares has the following rights:

●
a preemptive right to subscribe for new shares in all issues of common shares in proportion to such shareholder’s respective shareholdings, and

●
an accretion right which provides that if any new common shares are not subscribed for by our shareholders pursuant to their preemptive rights, the shareholders which have exercised their preemptive rights are entitled to subscribe for such unsubscribed common shares in proportion to the number of new common shares purchased by such exercising shareholders pursuant to their exercise of preemptive rights.

On October 30, 2019, our shareholders authorized the future issuance of up to 200,000,000 common shares. We are granting to our shareholders common share rights to subscribe for 80,000,000 new common shares and receive up to 80,000,000 warrants to acquire additional common shares. Each common share held of record at 6:00 p.m. (Buenos Aires, Argentina time) on April 16, 2021; entitles its holder to one common share right. Each common share right entitles its holder to (i) subscribe for 0.1382465082 new common shares pursuant to the exercise of preemptive rights, (ii) subscribe for additional new common shares remaining unsubscribed after the preemptive rights offering pursuant to the exercise of accretion rights and (iii) receive free of charge, for each new common share that it purchases pursuant to this offering, one warrant to purchase one additional new common shares.

The Bank of New York Mellon, as our GDS rights agent, will make available to GDS holders GDS rights to subscribe for new GDS and receive warrants to acquire additional common shares in the form of GDS. Each GDS held of record at 5:00 p.m. (New York City time) on April 16, 2021, entitles its holder to one GDS right. Each GDS right entitles its holder to (i) subscribe for 0.1382465082 new GDSs pursuant to the exercise of preemptive rights, (ii) subscribe for additional GDSs remaining unsubscribed after the preemptive rights offering pursuant to the exercise of accretion rights and (iii) receive free of charge, for each new GDS that it purchases pursuant to this offering, 10 warrants, each of which will entitle such holder to purchase one additional new common shares.

The definitive subscription price for the new common shares will be determined by our board of directors based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days, dividing such result by 10, and converting the resulting amount into Argentine Pesos on the basis of the Blue Chip Swap Rate. Our board of directors calculated the non-binding indicative subscription price for our new GDSs based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days. The board may also apply a discount to such average closing price, as approved by our shareholders’ meeting on October 30, 2019.

On October 30, 2019, our shareholders’ meeting authorized our board of directors to apply a discount of up to 10% of the current trading price of our common shares and the GDSs when determining the indicative and definitive subscription price of the new common shares and the new GDSs. Our shareholders’ meeting also authorized our board of directors to apply a discount of up to 15% of the price determined pursuant to the guidelines approved by the shareholders if required by market conditions at the time of determining the price, in the discretion of our board of directors. We expect to publish a notice including the definitive subscription price in the bulletin of the ByMA, the website of the Argentine Comisión Nacional de Valores and released to PR Newswire.

Subscription Period

Holders must exercise their rights from April 19, 2021, through 6:00 p.m. (Buenos Aires, Argentina time) on May 6, 2021, in the case of the common share rights (the “common shares subscription period”) and from April 19, 2021, through 5:00 p.m. (New York time) on May 3, 2021, in the case of the GDS rights (the “GDS subscription period”).

To exercise common share rights, you must deliver to our common shares agent a properly completed subscription form accompanied by a certificate of ownership issued by Caja de Valores or evidence of assignment of the common share rights in your favor by 6:00 p.m. (Buenos Aires, Argentina time) on May 6, 2021, or your common share rights will lapse and have no further value. Deposit in the mail will not constitute delivery to us.

To exercise GDS rights, you must (i) instruct your broker or other securities intermediary to exercise GDS rights on your behalf and pay the amount specified below for each GDSs subscribed or sought pursuant to accretion rights through the automated system of The Depository Trust Company (“DTC”) (in the case of GDS rights held through DTC) or (ii) deliver to the GDS rights agent a properly completed GDS rights subscription form and pay the amount specified below for each GDS subscribed or sought pursuant to accretion rights by personal or business check (in the case of GDSs held directly on the books of the Depositary). In either case, the subscription and payment must be received by the GDS rights agent by 5:00 p.m. (New York City time) on May 3, 2021. Your broker or other securities intermediary will set an earlier cutoff date and time to receive your instructions to subscribe

If you do not exercise your GDS rights, the Depositary will try to sell the underlying share rights in the Argentine market. If the depositary is successful in selling those share rights, it expects to receive Argentine pesos and will hold the net proceeds in Argentine pesos for your account. However, under current Argentina laws and regulations, the Depositary would not be able to convert those pesos into U.S. dollars and thus would be unable to pay those proceeds to you. If the Depositary receives payment in U.S. dollars or is able to convert Argentine pesos into U.S. dollars, it will convert the sales proceeds into dollars, if applicable, and pay you your share, after deduction of applicable fees and expenses.

The amount you must deposit upon exercise will be the Deposit Amount for each new GDSs subscribed for or sought.

Registered holders of GDSs on the books of the Depositary must send their completed and signed GDS rights subscription form and payment of the Deposit Amount to the GDS rights agent as follows:

By Mail: The Bank of New York MellonVoluntary Corporate Actions, Suite VPO Box 505049Louisville, KY 40233-5049	By Overnight Delivery: The Bank of New York MellonVoluntary Corporate Actions, Suite V462 South 4th Street, Suite 1600Louisville, KY 40202

Submissions of subscriptions through the DTC system or submission of subscription forms will represent an irrevocable exercise of preemptive and accretion rights to purchase common shares or GDSs, as the case may be, and may not be canceled or modified. Timely submission of these documents is necessary for effective subscription of common shares, and prospective subscribers should carefully review these documents.

Forms for completion and submission have been delivered with this prospectus. Prospective subscribers requiring additional or replacement copies of such forms, may obtain them upon request from BACS Banco de Crédito y Securitización S.A. in its capacity as our common share rights agent or The Bank of New York Mellon in its capacity as our GDS rights agent.

Our common share rights agent and GDS rights agent have discretion to refuse any improperly completed or delivered or unexecuted subscription form. The common shares subscription period and the GDS subscription period, as the case may be, are the sole opportunity to exercise preemptive and accretion rights with respect to the common shares and GDSs, respectively.

Important Dates

The summary timetable set forth below lists certain important dates relating to the exercise of rights:

Timetable for the Offering
Common shares record date 6:00 p.m. (Buenos Aires, Argentina time)	April 16, 2021
GDS record date 5:00 p.m. (New York City time)	April 16, 2021
Common share rights commence trading on the BYMA	April 15, 2021
Common shares subscription period	April 19, 2021 to May 6, 2021
GDS subscription period	April 19, 2021 to May 3, 2021
Publication of the definitive subscription price for the new common shares and the new GDSs	On or about April 26, 2021
Expiration date for holdersof GDS rights	May 3, 2021
End of common share rights trading on the BYMA	May 5, 2021
Expiration date of common shares subscription period	May 6, 2021
Allocation of accretion rights	May 7, 2021
Delivery date for new common shares pursuant to common share preemptive rights	Within five business days of the expiration date of the common shares subscription period
Delivery date for new common shares pursuant to common share accretion rights	Within five business days of the expiration date of the common shares subscription period
Delivery date for the new GDS pursuant to GDS preemptive rights	As promptly as practicable after the delivery of the new common shares pursuant to common share preemptive rights

Delivery date for the new GDS pursuant to GDS accretion rightsAs promptly as practicable after the delivery of the new common shares pursuant to common share accretion rights

Fractional Entitlements

We will not issue fractional common shares or GDSs, pursuant to this rights offering or the exercise of the warrants, and entitlements to common shares or GDSs will be rounded down to the nearest whole common share or GDS, as the case may be.

Trading of Common Share and GDS Rights

Common share rights will trade separately from such common shares on the BYMA from the third business day preceding the subscription period. A holder of record of common shares that sells rights on the BYMA will transfer to the purchaser thereof the right to participate in this rights offering and shall have no further right to participate in the rights offering, regardless of whether such holder continues to hold its common shares.

The GDS rights will not be transferable and will not be listed on any exchange.

The Bank of New York Mellon, as Depositary, will try, to the extent permitted by applicable law, to sell the common share rights underlying the unexercised GDS rights on the BYMA. If the depositary is successful in selling those share rights, it expects to receive Argentine pesos and will hold the net proceeds in Argentine pesos for your account. However, under current Argentina laws and regulations, the Depositary would not be able to convert those pesos into U.S. dollars and thus would be unable to pay those proceeds to you. If the Depositary receives payment in U.S. dollars or is able to convert Argentine pesos into U.S. dollars, it will convert the sales proceeds into dollars and pay you your share, after deduction of applicable fees and expenses.

Common Share Rights Agent

BACS Banco de Crédito y Securitización S.A., located at Tucumán 1, 19th Floor, “A”, City of Buenos Aires, Argentina is acting as our common share rights agent for the common share rights offering. Holders of common shares who wish to subscribe for additional common shares must subscribe through the common share rights agent. The common share rights agent will not accept subscriptions from holders of GDSs.

GDS Rights Agent

The Bank of New York Mellon, located at 240 Greenwich Street, New York, New York 10286, is acting as the GDS rights agent for the GDS rights offering. Holders of GDSs who wish to subscribe for additional GDSs must subscribe through the GDS rights agent. The GDS rights agent will not accept subscriptions from holders of common shares.

Subscription Price

On April 12, 2021, we reported to the Argentine Comisión Nacional de Valores and BYMA and released to PR Newswire a non-binding indicative subscription price for each of the new common shares and GDSs of USD 0.36 and USD 3.60, respectively.

The definitive subscription price for the new common shares will be determined by our board of directors based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days, dividing such result by 10, and converting the resulting amount into Argentine Pesos on the basis of the Blue Chip Swap Rate. Our board of directors will calculate the non-binding indicative subscription price for our new GDSs based on the average closing price of the GDS on the NYSE for the five to thirty preceding trading days. The board may also apply a discount to such average closing price, as approved by our shareholders’ meeting on October 30, 2019. We expect to publish a notice including the definitive subscription price in the bulletin of the Buenos Aires Stock Exchange, the website of the Argentine Comisión Nacional de Valores and released to PR Newswire.

The subscription price for each new common share will be payable in U.S. dollars outside Argentina or in Pesos in Argentina, determined on the basis of the Blue Chip Swap Rate as of the second business day prior to the expiration of the common shares subscription period.

The subscription price for each new GDS will be payable in U.S. dollars. Holders of new GDSs must deposit US$ 3.78 per New GDS subscribed for or sought (the “Deposit Amount”), which is equal to 105% of the indicative subscription price. This extra five percent allowance will be used to cover the Depositary's issuance fee of $0.05 per new GDS and any other applicable fees or expenses, and then will be applied to the final subscription price, if it is higher than the indicative subscription price.If the Deposit Amount exceeds the sum of the final subscription price plus the Depositary’s issuance fee and any other applicable fees and expenses, the Depositary will refund the surplus to the exercising GDS holders as soon as practicable after closing of the rights offering. If the Deposit Amount is less than the sum of the final subscription price plus the Depositary’s issuance fee and any other applicable fees and expenses, the GDS rights agent will notify the GDS holder of the amount of the shortfall, and the GDS holder must fund that shortfall as no event later than the day on which the GDS rights agent is required to make payment to the Company.  If the shortfall is not funded, the GDS rights agent may withhold and sell a portion of the new GDSs to cover that shortfall or reduce the number of new GDSs subscribed.

Accretion Rights

Under Argentine law, if any shares are not subscribed for by shareholders in the exercise of their preemptive rights, the remaining shareholders who have exercised their preemptive rights shall have accretion rights pursuant to which they may purchase unsubscribed shares in proportion to the shares purchased by such exercising shareholder pursuant to their preemptive rights.

Holders of common share rights will be asked to indicate in the subscription form which they submit with respect to the exercise of their preemptive rights, the number of common shares they are willing to acquire pursuant to their accretion rights in the event there are common shares which remain unsubscribed after the exercise of preemptive rights.

GDS holders that subscribe for new GDSs pursuant to preemptive rights may indicate on their subscription forms a number of additional GDSs for which they would be willing to subscribe pursuant to accretion rights. GDS holders must submit the Deposit Amount with their subscription forms for the full number of additional GDSs requested pursuant to accretion rights. If accretion rights are allocated to the Depositary, the GDS rights agent will allocate additional GDSs to GDS holders that requested them. If the additional GDSs available pursuant to accretion rights are insufficient to fill in all requests, the GDS rights agent will allocate the available additional GDSs among requesting GDS holders pro rata based on the ratio between the number of GDSs available and the aggregate permissible amount sought by subscribing holders.

On May 7, 2021, which is one business day after the end of the common shares subscription period, we will notify holders of our common shares and GDS holders that have indicated that they wish to exercise their accretion rights of the aggregate number of unsubscribed common shares and GDSs, as applicable, by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and PR Newswire. Based on this notice, we will allocate unsubscribed common shares to holders of common shares and GDSs to GDS holders, as applicable, in accordance with their accretion rights.

If we allocate to any GDS rights holder fewer GDSs than the number of GDS such holder sought to acquire pursuant to their accretion rights, the GDS rights agent will notify such holder and promptly reimburse them after completion of this offering for any excess amount which such holder may have paid to the GDS rights agent in connection with their exercise of their accretion rights.

Results of the Rights Offering

On May 10, 2021, which is the second Argentine business day after the end of the common shares subscription period, we will notify holders of our common shares and GDS holders by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and by issuing a press release to PR Newswire of the final results of the offering for common share rights and GDS rights.

Payment and Method of Purchase

Payment in full of the subscription price for common shares purchased pursuant to the exercise of preemptive rights and accretion rights relating to common shares must be received by our common share rights agent in Pesos by 6:00 p.m. (Buenos Aires time) on May 6, 2021.

Payment in full of the subscription price for each GDS purchased pursuant to the exercise of preemptive rights and accretion rights relating to GDSs must be received by our GDS rights agent in U.S. dollars by 5:00 p.m. (New York time) on May 3, 2021.

Exercising shareholders who do not pay for their common shares by such time on the payment date will forfeit their rights to such common shares. Such payment should be made in cash to (i) Caja de Valores S.A. by means of direct debit, or (ii) our common share rights agent by wire transfer to Central Bank Account No. 340. Any payment to our common share rights agent must be made either in Pesos or U.S. dollars.

Failure to pay for the common shares will result in non-compliance with the respective payment terms established above. In case of non-payment, our board of directors may take any action with respect to the common shares that is allowed under Argentine corporate law. If our board of directors chooses to declare the rights of any non-paying party void, it must decide upon the treatment to be given to the unpaid common shares which may be offered to third parties at the same subscription price.

THE METHOD OF DELIVERY OF SUBSCRIPTION FORM AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE COMMON SHARE RIGHTS AGENT OR THE GDS RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS OF COMMON SHARE RIGHTS AND GDS RIGHTS. IF SENT BY MAIL, HOLDERS OF SUCH RIGHTS ARE URGED TO SEND SUBSCRIPTION FORMS AND PAYMENTS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE COMMON SHARE RIGHTS AGENT OR THE GDS RIGHTS AGENT, AS THE CASE MAY BE, AND CLEARANCE OF PAYMENT PRIOR TO THE RELEVANT EXPIRATION DATE. HOLDERS OF COMMON SHARE RIGHTS AND GDS RIGHTS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

Use of Unsubscribed Common Shares

After expiration of the common shares subscription period, our board of directors may cancel the unsubscribed common shares or sell them to third parties at such times as our board of directors may determine. The price for such sales may not be more favorable to the purchaser than the price offered herein. We currently intend to offer any unsubscribed common shares to the public promptly after completion of this offering.

Determinations of Timeliness, Validity, Form and Eligibility

We may reject non-binding indications of interest, based on the following criteria: (i) non-compliance with anti-money laundering regulations, (ii) delivery of an incomplete or otherwise defective subscription form or GDS rights subscription form, as applicable, (iii) untimely delivery of a subscription form or GDS rights subscription form, as applicable, or (iv) non-compliance with any other requirement for the subscription of common shares or GDSs set forth in this prospectus.

DILUTION

As of December 31, 2020, our outstanding capital stock consisted of 578,676,460 common shares. If you invest in our common shares and GDSs in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per common share and the pro forma net book value per common share and per GDS upon the completion of this rights offering. Dilution results from the fact that the per-common share offering price of common shares and the per-GDS offering price of GDS in this offering could be substantially in excess of the book value per common share and per GDS attributable to the common shares and GDSs.

Dilution of shareholders participating in this offering

Dilution due to issuance of new common shares

As of December 31, 2020, we had a net tangible book value of ARS 67,898 million or ARS 117.3 per common share or USD 13.9 per GDS. Net tangible book value per share or common share represents the amount of our total tangible assets of ARS 197,920 million (total assets less intangible assets, right-of-use assets and net deferred tax assets) less total liabilities of ARS 107,848 million and minority interest of ARS 22,174 million, divided by 578,676,460, the total number of our common shares outstanding as of December 31, 2020. After giving effect to the sale of the 80,000,000 common shares offered by us in this offering and, after deducting the estimated offering expenses payable by us, our net tangible book value estimated at December 31, 2020 would have been approximately ARS 72,208 million, representing ARS 109.6 per common share and USD 12.7 per GDS. Assuming a subscription offering price of ARS 54.4 per common share, this represents an immediate decrease in net tangible book value of ARS 7.7 per common share and USD 1.3 per GDS to existing shareholders and GDS holders, respectively, and an immediate dilution in tangible book value of ARS 55.2 per common share and USD 9.1 per GDS to purchasers of common shares and GDSs in this offering. Dilution for this purpose represents the difference between the price per common share paid by these purchasers and net tangible book value per common share immediately after the completion of this offering.

The following table illustrates this dilution to purchasers of common shares and common shares in the form of GDSs in this rights offering:

	Per CommonShare	Per GDS
Hypothetical subscription price(1)	54.4	3.6
Net tangible book value as of December 31, 2020	117.3	13.9
Decrease in net tangible book value attributable to shareholders who exercise their common share rights	7.7	1.3
Pro forma net tangible book value per common share after this offering	109.6	12.7
Dilution of shareholders who exercise their common share rights	55.2	9.1
% of dilution to shareholders who exercise their common share rights	101.5	252.2

(1) Converted to U.S. dollars on the basis of the Blue Chip Swap Rate for April 9, 2021, which was ARS 151.14 per USD1.00 solely for this dilution analysis.

Dilution due to new warrants offered in this offering

The dilution resulting from the exercise of the new warrants issued pursuant to this rights offering will occur if such price of such exercise is lower than the pro forma net book value of the underlying share at the date of exercise. The percentage of such dilution will significantly depend on the difference between the exercise price and the pro forma net book value of the underlying shares.

The following table shows the dilution resulting from the exercise price of the new warrants and corresponding issuance of common shares (before deducting expenses, fees and commissions payable by us in connection with this rights offering):

	Per CommonShare	Per GDS
Hypothetical subscription price(1)	54.4	3.6
Exercise price of the warrants	65.3	4.3
Pro forma value after this offering andbefore the exercise of the warrants	109.6	12.7
Decrease in pro forma net tangible book value attributableto the issuance of warrants	4.8	0.9
Pro forma net tangible book value after this offering andafter the exercise of the warrants	104.8	11.8
Dilution (increase) in pro forma net tangible book value of the warrants	39.5	7.5
Percentage of dilution (increase) of the issuance of the warrants	60.5	172.6

(1)
Converted to U.S. dollars on the basis of the Blue Chip Swap Rate for April 9, 2021, which was ARS 151.14 per USD1.00 solely for this dilution analysis.

Dilution of shareholders not participating in this offering

Dilution due to subscriptions for common shares and GDSs in this offering, and new warrants offered in this offering

Existing holders of our common shares and GDS holders who do not exercise their common share rights and the GDS rights, respectively, in the rights offering will have their ownership interests reduced such that a holder of our common shares who held ten percent of our capital stock before this rights offering will be reduced to holding 8.79% after the issuance of new common shares pursuant to this rights offering and 7.83% after the exercise of the warrants granted as a result of the exercise of the common share rights and the GDS rights.

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, the Argentine Companies Law and certain related laws and regulations of Argentina, all as in effect as of the date hereof. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, the Argentine Companies Law and the provisions of other applicable Argentine laws and regulations, including the CNV Rules and the rules of the BYMA.

General

Our common shares are listed on BYMA under the trading symbol “IRSA” and our GDS are listed on the NYSE under the trading symbol “IRS.” As of December 31, 2020, we had authorized capital stock of 578,676,460 common shares, ARS1.00 par value per share, and outstanding capital stock of 578,676,460 common shares. As of the date of this prospectus, we have no other shares of any class or series issued and outstanding. Our common shares have one vote per share. All outstanding shares of the common shares are validly issued, fully paid and non-assessable.

As of December 31, 2020, there were approximately 4,536 holders of our common shares. Our shareholders have authorized a capital increase of up to 200,000,000 common shares, including common shares in the form of GDSs, in this offering and in the offering of common shares in Argentina. The aggregate number of common shares to be sold in this offering and in our substantially concurrent international offering of GDS is expected to be approximately 80,000,000, assuming no exercise of preemptive and accretion rights by our minority shareholders.

Shareholders’ rights in an Argentine stock corporation are governed by its bylaws and by the Argentine Companies Law. All provisions of the Argentine Companies Law take precedence over any contrary provision in a corporation’s bylaws.

The Argentine securities markets are principally regulated by the CNV Rules, the Capital Markets Law, the Negotiable Obligations Law Nº 23,576 and the Argentine Companies Law. These laws govern disclosure requirements, restrictions on insider trading, price manipulation and protection of minority investors.

Corporate purpose

Our legal and commercial name is IRSA Inversiones y Representaciones Sociedad Anónima. We were incorporated and organized on April 30, 1943, under Argentine law as a stock corporation (sociedad anónima), and we were registered with the Public Registry of Commerce of the City of Buenos Aires (Inspección General de Justicia or “IGJ”) on June 23, 1943, under number 284, on page 291, book 46 of volume A. Pursuant to our bylaws, our term of duration expires on April 5, 2043. Pursuant to article 4 of our by-laws our purpose is to perform the following activities:

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Invest, develop and operate real estate developments;

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Invest, develop and operate personal property, including securities;

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Construct and operate works, services and public property;

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Agency activities;

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Manage real or personal property, whether owned by us or by third parties;

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Build, recycle, or repair real property whether owned by us or by third parties;

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Advise third parties with respect to the aforementioned activities;

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Finance projects, undertakings, works and/or real estate transactions of third parties;

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Finance, create, develop and operate projects related to Internet.

Limited liability

Shareholders’ liability for losses is limited to their shareholdings in the Company. Notwithstanding the foregoing, a shareholder who votes on a business transaction in which the shareholder’s interest conflicts with that of the Company may be liable for damages under the Argentine Companies Law, but only if the transaction would not have been validly approved without such shareholder’s vote. In addition, under Argentine Companies Law, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s bylaws (or regulation, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution.

Capitalization

We may increase our share capital upon authorization by our shareholders at an ordinary shareholders’ meeting in terms of Section 188 of the Argentine Companies Law. Capital increases must be registered with the public registry of (Registro Público de Comercio), and published in the Official Gazette. Capital reductions may be voluntary or mandatory and must be approved by the shareholders at a special shareholders’ meeting (asamblea extraordinaria) taking into account a report from the audit committee on voluntary reductions. Reductions in capital are mandatory when losses have depleted reserves and exceed 50% of capital. As of the date of this prospectus, our share capital consisted of               common shares.

Our bylaws provide that preferred stock may be issued when authorized by the shareholders at a special shareholders’ meeting (asamblea extraordinaria) and in accordance with applicable regulations. Such preferred stock may have a fixed cumulative dividend, with or without additional participation in our profits that may be issued without voting rights, except for certain issues, as resolved in a shareholders’ meeting. We currently have no outstanding preferred stock.

Preemptive rights and increases of share capital

Pursuant to our bylaws and Argentine Companies Law, in the event of an increase in our share capital, each of our existing holders of our common shares has a preemptive right to subscribe for new common shares in proportion to such holder’s share ownership. For any shares of a class not preempted by any holder of that class, the remaining holders of the class will be entitled to accretion rights based on the number of shares they purchased when they exercised their own preemptive rights. Notices of such increase must be published for three days in the Official Gazette and in a widely circulated newspaper in Argentina. Accretion rights must be exercised within the 30 days that follow that publication of the last notice. Pursuant to the Argentine Companies Law, such 30-day period may be reduced to 10 days by a decision of our shareholders adopted at an extraordinary shareholders’ meeting (asamblea extraordinaria). At a meeting held on October 29, 2018, our shareholders approved a resolution to reduce such period to 10 days.

Additionally, the Argentine Companies Law permits shareholders at a special shareholders’ meeting (asamblea extraordinaria) to suspend or limit their preemptive rights relating to the issuance of new shares in specific and exceptional cases in which the interest of our Company requires such action and, additionally, under the following specific conditions:

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the issuance is expressly included in the list of matters to be addressed at the shareholders’ meeting; and

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the shares to be issued are to be paid in-kind or in exchange for payment under pre-existing obligations.

Preemptive rights may be eliminated, and/or the subscription period may be reduced to not less than 10 days, if we enter into an agreement with underwriters to assign such preemptive rights. Preemptive rights may also be eliminated so long as a resolution providing so has been approved at a special shareholder’s meeting (asamblea extraordinaria) by at least 50% of the outstanding capital stock entitled to vote.

Shareholders’ meetings and voting rights

General

Shareholders’ meetings may be ordinary or extraordinary. We are required to convene an ordinary shareholders’ meeting within four months of the close of each fiscal year to approve our financial statements, allocate net income for the fiscal year, approve the reports of the Board of Directors and the audit committee, and elect and set remuneration of directors and members of the audit committee. Other matters which may be considered at an ordinary meeting include the responsibility of directors and members of the audit committee, capital increases and the issuance of certain corporate bonds. Extraordinary shareholders’ meetings may be called at any time to consider matters beyond the scope of an ordinary meeting, including amendment of the bylaws, issuance of debentures, early dissolution, merger, spin-off, reduction of capital stock and redemption of shares, changing the limiting or extending the shareholders liability by changing our corporate legal status and limitation of shareholders preemptive rights.

Notices

Notice of shareholders’ meetings must be published for five days in the Official Gazette of the Republic of Argentina, in an Argentine newspaper of wide circulation and in the publications of Argentine exchanges or securities markets in which our common shares are traded, at least ten days prior to the date on which the meeting is to be held as per Argentine Companies Law, and at least 20 days prior to the meeting as per Capital Markets Law. The notice must include information regarding the type of meeting to be held, the date, time and place of the meeting and the agenda. If there is no quorum at the meeting, notice for a meeting on second call must be published for three days, at least eight days before the date of the second meeting, and must be held within 30 days of the date for which the first meeting was called. The first call and second call notices may be sent simultaneously in order for the meeting on second call to be held on the same day as the meeting on first call, but only in the case of ordinary shareholders’ meetings. Shareholders’ meetings may be validly held with at least 10 days’ prior notice in the publications of Argentine exchanges or securities markets in which our common shares are traded if all common shares of our outstanding capital stock are present and resolutions are adopted by unanimous vote.

The Board of Directors will determine appropriate publications for notice outside Argentina in accordance with requirements of jurisdictions and exchanges where our common shares are traded.

Quorum and voting requirements

The quorum for ordinary meetings of shareholders on first call is a majority of the common shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the common shares present that are entitled to vote on such action. If a quorum is not available, a second call meeting may be held at which action may be taken by the holders of an absolute majority of the common shares present, regardless of the number of such common shares. The quorum for an extraordinary shareholders’ meeting on first call is 60% of the common shares entitled to vote, and if such quorum is not available, a second call meeting may be held, for which there are no quorum requirements.

Action may be taken at extraordinary shareholders’ meetings by the affirmative vote of an absolute majority of common shares present that are entitled to vote on such action, except that the approval of a majority of common shares with voting rights, without application of multiple votes, is required in both first and second call for: (i) the transfer of our domicile outside Argentina, (ii) a fundamental change of the corporate purpose set forth in the bylaws, (iii) our anticipated dissolution, (iv) the total or partial repayment of capital, (v) a merger of our company, if we are not the surviving entity, (vi) a spin-off of our company or (vii) changing our corporate legal status.

Shareholders’ meetings may be called by the Board of Directors or the members of the statutory audit committee whenever required by law or whenever they deem it necessary. Also, the board or the members of the statutory audit committee are required to call shareholders’ meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding capital stock. If the board or the statutory audit committee fails to call a meeting following this request, a meeting may be ordered by the CNV or by the courts. In order to attend a meeting, a shareholder must deposit with us a certificate of book-entry shares registered in his name and issued by Caja de Valores at least three business days prior to the date on which the meeting is to be held. A shareholder may be represented by proxy. Proxies may not be granted to any of our directors, members of our audit committee or officers or employees.

Dividends and liquidation rights

The Argentine Companies Law establishes that the distribution and payment of dividends to shareholders is valid only if they result from realized and net earnings of the company pursuant to an annual balance sheet approved by the shareholders. Our board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the Annual Ordinary Shareholders’ Meeting. This meeting must be convened by October 31 of each year to approve the financial statements and decide on the allocation of our net income for the year under review. The distribution, amount and payment of dividends, if any, must be approved by the affirmative vote of the majority of the present votes with right to vote at the meeting.

The shareholders’ meeting may authorize payment of dividends on a quarterly basis provided no applicable regulations are violated. In that case, all and each of the members of the board of directors and the Supervisory Committee will be jointly and severally liable for the refund of those dividends if, as of the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow the payment of dividends.

When we declare and pay dividends on the common shares, the holders of our GDS, each representing the right to receive ten ordinary shares, outstanding on the corresponding registration date, are entitled to receive the dividends due on the common shares underlying the GDS, subject to the terms of the deposit agreement, dated as of May 24, 1994, as amended and restated as of December 12, 1994, as further amended and restated as of November 15, 2000, among us, The Bank of New York Mellon (as successor to The Bank of New York), as depositary, and the eventual holders of GDS. The cash dividends are to be paid in Pesos and, subject to applicable Argentine laws, regulations and approvals, to the extent that the Depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, are to be paid to the holders of the GDS net of any applicable fee on the dividend distribution, costs and conversion expenses, taxes and public charges. The exchange rate for the dividends will occur at a floating market rate.

Our dividend policy is proposed from time to time by our board of directors and is subject to shareholders’ approval at an ordinary shareholders’ meeting. Declarations of dividends are based upon our results of operations, financial condition, cash requirements and future prospects, as well as restrictions under debt obligations and other factors deemed relevant by our board of directors and our shareholders.

Dividends may be lawfully paid only out of our retained earnings determined by reference to the financial statements prepared in accordance with IFRS. In accordance with the Argentine Companies Law, net income is allocated in the following order: (i) allocate 5% of such net profits to legal reserve, until the amount of such reserve equals 20% of our capital stock; (ii) the sum established by the shareholders’ meeting as remuneration of the Board of Directors and the Supervisory Committee; and (iii) dividends, additional dividends to preferred shares if any, or to optional reserve funds or contingency reserves or to a new account, or for whatever purpose the shareholders determine at the shareholders’ meeting.

Our legal reserve is not available for distribution. Under the applicable regulations of the CNV, dividends are distributed pro rata in accordance with the number of shares held by each holder within 30 days of being declared by the shareholders for cash dividends and within 90 days of approval in the case of dividends distributed as shares. The right to receive payment of dividends expires three years after the date on which they were made available to shareholders.

In the event of liquidation, dissolution or winding-up of our company, our assets are:

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to be applied to satisfy its liabilities; and

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to be proportionally distributed among holders of preferred shares in accordance with the terms of the preferred shares. If any surplus remains, our shareholders are entitled to receive and share proportionally in all net assets available for distribution to our shareholders, subject to the order of preference established by our bylaws.

Approval of financial statements

Our fiscal year ends on June 30 of each year, after which we prepare an annual report which is presented to our board of directors and Supervisory Committee. The board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the annual ordinary shareholders’ meeting, which must be convened within 120 days of the close of our fiscal year, in order to approve our financial statements and determine our allocation of net income for such year. At least 20 days before the ordinary shareholders’ meeting, an annual report must be available for inspection at our principal office.

Dissenting shareholders may exercise appraisal rights

Whenever certain actions are approved at a special shareholders’ meeting (asamblea extraordinaria), including:

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a merger or a spin-off in which we would not be the surviving entity (except when the shares of the acquired company are publicly traded);

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a transformation from one type of corporation to another;

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a fundamental change in our bylaws;

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a transfer of the domicile of our company outside of Argentina;

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a voluntary withdrawal of a public offer or delisting of our shares;

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a decision to continue operations after our shares cease to be publicly traded; or

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total or partial recapitalization following a mandatory reduction of capital or liquidation;

any shareholder dissenting from the adoption of any such resolution or who was not present or represented by proxy at the shareholders’ meeting at which any such resolution was adopted may withdraw and tender their common shares to us and receive the book value per share determined on the basis of our latest financial statements, whether completed or to be completed.

The shareholder must exercise their appraisal rights within five days following the shareholders’ meeting at which the resolution was adopted, in the case of dissenting shareholders, or within fifteen days following the shareholders’ meeting, in the case of absent shareholders who can prove they were a shareholder of record on the day of the shareholders’ meeting.

In the case of a merger or spin-off involving an entity that has qualified for a public offering of its shares, appraisal rights may not be exercised if the shares to be received in connection with such merger or spin-off are publicly traded. Appraisal rights are extinguished with respect to a given resolution if such resolution is subsequently overturned at another shareholders’ meeting held within 60 days of the previous meeting at which the original resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except where the resolution involved a decision that our common shares cease to be publicly traded, in which case the payment period is reduced to 60 days from the date on which an absent shareholder could have exercised their appraisal rights or 60 days from the date of publication of the decision that our common shares cease to be publicly traded.

Ownership restrictions

The CNV Rules require that transactions that would result in a person holding 5% or more of the capital stock of a registered Argentine company should be immediately notified to the CNV. Thereafter, every change in the holdings that represents a multiple of 5% of the voting power should also be notified to the CNV.

Directors, senior managers, executive officers, members of the Supervisory Committee, and controlling shareholders of an Argentine company whose securities are publicly listed, must notify the CNV on a monthly basis of their beneficial ownership of shares, debt securities, and call and put options related to securities of such companies and their controlling, controlled or affiliated companies.

Holders of more than 50% of the common shares of a listed company or who otherwise have voting control of a company, as well as directors, officers and members of the Supervisory Committee, must provide the CNV with a prospectus setting forth their holdings in the capital stock of such companies and file reports of any change in their holdings.

Tender offers

Tender offers under Argentine law may be voluntary or mandatory. In either case, the offer must be addressed to all shareholders. In the case of a mandatory tender offer, the offer must also be made to the holders of subscription rights, stock options or convertible debt securities that directly or indirectly may grant a subscription, acquisition or conversion right on voting shares in proportion to their holdings at the time the offer is made.

According to our bylaws, when a person or an entity intends to acquire 35% or more of the shares of a company (participación significativa) (“significant holding”) a mandatory tender offer to purchase at least 50% of the corporate voting capital is required. According to the CNV Rules, if the person or entity intends to acquire 50% or more of the shares of a company, then a mandatory tender offer to purchase all capital stock outstanding is required.

Finally, when a shareholder controls 95% or more of the outstanding shares of a company, (i) any minority shareholder may, at any time, demand that the controlling party make an offer to purchase all of the remaining shares of the minority shareholders and (ii) the controlling party can issue a unilateral statement of intention to acquire all of the remaining shares owned by the other shareholders.

Redemption of common shares

Pursuant to the Argentine Companies Law we may redeem our outstanding common shares only under the following circumstances:

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to cancel such shares and only after a decision to reduce our capital stock at a duly convened shareholders’ meeting (asamblea extraordinaria) called for such purpose;

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to avoid significant damage to our company under exceptional circumstances, and then only using retained earnings or free reserves that have been fully paid, which action must be ratified at the next succeeding annual shareholders’ meeting; or

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in the case of the acquisition by a third party of our common shares.

The Argentine Capital Markets Law provides for other circumstances under which our company, as a publicly listed company, can repurchase our common shares. The following are necessary conditions for the acquisition of our common shares:

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the shares to be acquired shall be fully paid;

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there shall be a board of directors’ resolution containing a report of our Supervisory Committee or Audit Committee regarding such proposed share repurchase. Our board of director’s resolution must set forth the purpose of the acquisition, the maximum amount to be invested, the maximum number of shares or the maximum percentage of capital that may be acquired and the maximum price to be paid per share. Our board of directors must give complete and detailed information to both shareholders and investors;

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the purchase shall be funded from our net profits or with free or optional reserves, and we must provide to the CNV that we have the necessary liquidity and that the proposed share repurchase will not affect our solvency; and

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under no circumstances may the shares we acquire, including those that may have been previously acquired that we held as treasury stock, exceed 10% of our capital stock or such lower percentage established by the CNV after taking account of the trading volume of our shares.

Any shares acquired by us that exceed 10% of our capital stock must be disposed of within 90 business days from the date of repurchase of share that resulted in such excess.

Transactions relating to the acquisition of our own shares may be carried out through open market transactions or through a tender offer. In the case of acquisitions in the open market, the amount of shares purchased daily cannot exceed 25% of the mean daily traded volume of our shares during the previous 90 business days. In case of an open market transactions or through a tender offer, the CNV can require that the acquisition be carried out through a tender offer if the shares to be purchased represent a significant percentage in relation to the mean traded volume.

There are no legal limitations to ownership of our securities or to the exercise of voting rights pursuant to the ownership of our securities, by non-resident or foreign shareholders.

Registrations and transfers

Our common shares are held in registered, book-entry form. The registry for our shares is maintained by Caja de Valores S.A. at its executive offices located at 25 de Mayo 362, (C1002ABH) Buenos Aires, Argentina. Only those persons whose names appear on such share registry are recognized as owners of our common shares. Transfers, encumbrances and liens on our shares must be registered in our share registry and are only enforceable against us and third parties from the moment registration takes place.

DESCRIPTION OF GLOBAL DEPOSITARY RECEIPTS

The following is a summary of certain provisions of the deposit agreement, dated as of May 24, 1994, as amended and restated as of December 12, 1994, as further amended and restated as of November 15, 2000, among us, The Bank of New York Mellon (formerly known as The Bank of New York), as Depositary, and the owners and holders of GDRs issued under the deposit agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the form of deposit agreement, incorporated as an exhibit to our Form 20-F, Registration Number 001-13542 as filed with the SEC. Copies of the deposit agreement are also available for inspection at the principal office of the Depositary, currently located at 240 Greenwich Street, New York, NY 10286. Terms used in this prospectus and not otherwise defined shall have the respective meanings set forth in the deposit agreement.

Global depositary shares

GDRs evidencing GDSs are issuable pursuant to the deposit agreement. One GDS represents the right to receive 10 common shares. The shares represented by GDSs will be deposited with the Caja de Valores for the account of Banco Santander Río S.A., as custodian for the Depositary in Argentina. A GDR may evidence any number of GDSs and represents all other securities, property and cash received in respect of shares in accordance with the deposit agreement. Only persons in whose names GDRs are registered on the books of the Depositary will be treated by us as owners and holders of GDRs.

Deposit and withdrawal of shares and issuance of GDRs

Subject to the terms and conditions of the deposit agreement, the Depositary has agreed that upon deposit with the custodian of our common shares by delivery of certificates of such shares to the custodian, by electronic transfer of such shares to the account maintained by the custodian, or delivery to the custodian of evidence, reasonably satisfactory to the custodian that irrevocable instructions have been given to cause such shares to be transferred to such account, together with appropriate issuance instructions and instruments of transfer or endorsement, satisfaction of all laws and regulations, payments of the fees and expenses of the Depositary and the certifications referred to below, and subject to the terms of the deposit agreement, the Depositary will execute and deliver at the Depositary’s principal corporate trust office, to the person or persons certified entitled thereto, a GDR or GDRs evidencing the number of GDSs issuable in respect of such deposit.

Upon surrender of GDRs at the principal corporate trust office of the Depositary, and upon payment of the fees, taxes and governmental charges specified in the deposit agreement, subject to the terms and conditions of the deposit agreement, our corporate charter and deposited securities (as defined below) and Argentine laws and regulations, owners are entitled to electronic delivery through the Caja de Valores or, if available, to physical delivery at the office of the custodian in Buenos Aires or the principal corporate trust office of the Depositary of the deposited securities and any other securities and property represented by the GDSs so surrendered. Such delivery will be made to the GDR holder or upon the GDR holder’s order without unreasonable delay. The forwarding of shares and other documents of title for such delivery to a GDR holder, or as ordered by such GDR holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

The Depositary may own and deal in any class of securities of us or of our affiliates and in GDRs.

Dividends, other distributions and rights

Subject to applicable Argentine laws, regulations and approvals, to the extent that the Depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, the Depositary will promptly as practicable convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and distribute the resulting U.S. dollars after deduction of the fees of the Depositary and any amount charged by the Depositary in connection with the conversion of Pesos (or other foreign currency) into U.S. dollars, to the owners in proportion to the number of GDS representing such deposited securities held by each of them. The amounts distributed will be reduced by any amounts required to be withheld by us, the Depositary or the custodian on account of taxes or other governmental charges. If the Depositary determines that in its judgment any foreign currency received by it cannot be so converted on a reasonable basis (including, as a result of applicable Argentine laws, regulations and approval requirements), the Depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same (without liability for interest).

If the custodian or the Depositary receives any distribution upon any deposited securities in securities or property (other than cash or shares or rights upon any deposited securities), the Depositary will distribute such securities or property to the owners entitled thereto, after deduction or upon payment of the fees and expense of the Depositary, in proportion to their holdings, in any manner that the Depositary deems equitable and practicable. If in the opinion of the Depositary, however, the distribution of such property cannot be made proportionately among such owners, or if for any other reason (including any requirement that we or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to such owners) the Depositary deems such distribution not feasible, the Depositary may, upon consultation with us, adopt such method as it may deem equitable or practicable in order to effect such distribution, including the sale (public or private) of all or any part of such property and securities and the distribution to owners of the net proceeds of any such sale, as in the case of a distribution received in cash.

If we declare a dividend in, or free distribution of, additional shares, the Depositary may, and shall if we so request, instruct us to deposit or cause such shares to be deposited with the account of the custodian at Caja de Valores and distribute to the owners in proportion to their holdings, additional GDRs for an aggregate number of GDS representing the number of shares received as such dividend or free distribution, subject to the terms and conditions of the deposit agreement and after deduction or payment of any amounts required to be withheld on account of taxes or other governmental charges and the fees and expenses of the Depositary. If additional GDRs are not so distributed, each GDS shall thereafter also represent the additional shares distributed with respect to the shares represented thereby. In lieu of issuing GDRs for fractions of GDSs, in any such case, the Depositary shall sell the number of shares represented by the aggregate of such fractions and distribute the new proceeds in U.S. dollars, all in the manner and subject to the conditions set forth in the deposit agreement.

If we offer or cause to be offered to the holders of shares any rights to subscribe for additional shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed. The Depositary may

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to the extent that the Depositary determines, at the time of the offering of any such rights, that it is lawful and feasible, and upon provision of any documents or certifications requested by the Depositary, take such action as is necessary for all or certain of the rights to be made available to or exercised by or on behalf of certain or all of the owners;

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to the extent that the Depositary determines that taking of any such action is not lawful or feasible, sell such rights, and, after deduction or upon payment of all amounts required to be withheld on account of taxes or other governmental changes and the fees and expenses of the Depositary, allocate the new proceeds of such sales for the accounts of such owners otherwise entitled thereto upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any GDR or GDRs; or

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Allow the rights to lapse.

The Depositary will not make available to owners any right to subscribe for or to purchase any securities unless a registration statement under the Securities Act is in effect as to both the rights and the securities to which such rights relate or unless the offer and sale of such securities to such owners is exempt from registration under the provisions of the Securities Act.

Record dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the Depositary causes a change in the number of shares that are represented by each GDS or whenever the Depositary shall receive notice of any meeting of holders of deposited securities, the Depositary will fix a record date for the determination of the owners who are entitled to receive such dividend, distributions or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each GDS will represent the changed number of shares, subject to the provisions of the deposit agreement.

Voting. If requested in writing by us, as soon as practicable after receipt of notice of a meeting of holders of shares, or other deposited securities, and to the extent permitted by law, the Depositary will mail to the owners the information contained in such notice of meeting. Owners at the close of business on the record date specified by the Depositary are entitled, subject to Argentine law, or our by-laws and the provisions affecting the deposited securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the shares, or other deposited securities, underlying the GDRs held by such owners. Upon written request, the Depositary will endeavor to vote or cause to be voted the shares, or other deposited securities, represented by the GDS held by such owners in accordance with such instructions, provided that if, after complying with the foregoing procedures, the Depositary does not receive instructions from an owner on or before the date established by the Depositary for such purpose, the Depositary will exercise such owner’s voting rights relating to the shares or other deposited securities represented by the GDS as instructed by our Board of Directors, and if the Board does not provide any recommendation, in the same manner as the majority of such shares or other deposited securities not held in the Depositary receipt facility under the deposit agreement, provided further that the Depositary shall only be required to vote shares or other deposited securities in accordance with the foregoing procedures if it is satisfied that the actions to be voted upon are not contrary to Argentine law or regulations or our by-laws.

Inspection of transfer books

The Depositary will keep books at its transfer office in the City of New York for the registration and transfer of GDRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection shall not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the GDRs.

Reports and notices

We will furnish to the Depositary copies in English of all notices of shareholders’ meetings, its annual reports to shareholders and other reports and communications that are made generally available to shareholders. Upon receipt thereof, the Depositary will, upon our request, promptly mail such reports to all owners. The Depositary will make available for inspection by owners at its principal office any reports and communications received from us that are made generally available to shareholders.

On or before the first date on which we give notice, by publication or otherwise, of any shareholders’ meeting or of any adjourned shareholders’ meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited securities, we agree to transmit to the Depositary and the custodian a copy of the notice thereof in the form given to owners. If requested by us, the Depositary will, at our expense, arrange for the prompt mailing of such notices to all owners.

We are required to file certain reports with the SEC pursuant to the Exchange Act. Such reports will be available for review over the internet at the SEC’s website at www.sec.gov and at our website at www.irsa.com.ar. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

Changes affecting deposited shares

Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which it is a party, any securities which shall be received by the Depositary or the custodian in exchange for, in conversion of or otherwise in respect of deposited securities shall be treated as new deposited securities under the deposit agreement, and the Depositary may execute and deliver new GDRs, or call for the surrender of outstanding GDRs to be exchanged for additional GDRs specifically describing such new deposited securities.

Amendment and termination of the deposit agreements

The form of GDRs and the deposit agreement may at any time be amended by agreement between us and the Depositary and, except as provided in the next sentence, such amendment shall require no consent from owners. Any amendment which imposes or increases any fees or charges (other than taxes and other governmental charges and expenses of the Depositary), or which otherwise prejudices any substantial existing rights of owners, will not take effect as to outstanding GDRs until the expiration of 30 days after notice of such amendment has been given to the owners. Each owner, at the time such amendment becomes effective, will be deemed, by continuing to hold such GDR or GDRs, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Whenever so directed by us, the Depositary will terminate the deposit agreement by mailing notice of such termination to the owners of all GDRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the deposit agreement if, at any time 90 days after the Depositary shall have delivered to us a notice of its election to resign, a successor Depositary shall not have been appointed and accepted its appointment as provided in the deposit agreement. If any GDRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of GDRs, will suspend the distribution of dividends to the owners thereof, will not give any further notices or perform any further acts under the deposit agreement except the collection of dividends and other distributions pertaining to the deposited securities, the sale of property and rights as provided in the deposit agreement and the delivery of deposited securities together with dividends or other distributions, in exchange for surrendered GDRs upon payment of the Depositary’s fee for such cancellations.

At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities and hold the net proceeds, together with any cash then held, unsegregated and without liability for interest, for the pro rata benefit of the owners of GDRs which have not theretofore been surrendered and such owners will thereupon become general creditors of the Depositary with respect to such net proceeds.

Governing law

The deposit agreement and the GDRs, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York.

Charges of Depositary

The following charges shall be incurred by any party depositing or withdrawing shares or by any party surrendering GDRs or to whom GDRs are issued (including without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the GDRs or deposited securities), whichever applicable:

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taxes and other governmental charges,

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such registration fees as may from time to time be in effect for the registration of transfers of shares generally on our register (or our appointed agent for transfer and registration of the shares) and

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applicable to transfers of shares to the name of the Depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals hereunder,

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such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement to be at the expense of persons depositing shares or owners,

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such expenses as are incurred by the Depositary in the conversion of foreign currency,

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a fee not in excess of USD 5.00 per 100 GDS (or portion thereof) for the execution and delivery of GDRs pursuant to the deposit of shares or other deposited securities or distribution in shares or other deposited securities and the surrender of GDRs for withdrawal of shares and other deposited securities, and

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a fee not in excess of USD 0.02 per GDS (or portion thereof), for any cash distribution made pursuant to the deposit agreement.

General

Neither the Depositary nor us nor any of their directors, employees, agents or affiliates shall incur any liability to any owner if, by reason of any present or future provision of any law or regulation of the United States, Argentina or of any other country, or any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of or governing any deposited securities, or by reason of an act of God or war or other circumstances beyond its control, the Depositary or us or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or subjected to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided shall be done or performed. Our obligations and those of the Depositary under the deposit agreement are expressly limited to performing their respective duties specified therein without negligence or bad faith.

The GDRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time, after consultation with us, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any GDR or the transfer or withdrawal of any deposited securities, we, the Depositary or the custodian may require payment from the presenter of the GDRs or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the owners.

The Depositary may refuse to deliver GDRs, register the transfer of any GDRs, make any distributions or deliver any deposited securities until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require. The delivery of GDRs against deposits of shares or the registration of transfers of GDRs may be suspended during any period when the transfer books of the Depositary or we are closed if such action is deemed necessary or advisable by the Depositary or us, in good faith, at any time or from time to time in accordance with the deposit agreement.

DESCRIPTION OF WARRANTS

The warrants will be issued pursuant to a warrant agreement between us and Computershare, as warrant agent. The following summary of certain provisions of the warrant agreement and the warrants does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the warrants, including the definitions of certain terms contained in the warrant agreement and warrants.

General

The warrants will be exercisable after 90 days following their issuance, prior to their expiration on the fifth anniversary of their issue date, during the nine-day period from and including the             through the              day of each             ,             ,              and             , on the day prior to their expiration and on their expiration date (to the extent such dates are business days in New York City and Buenos Aires, Argentina). Prior to its expiration, each warrant will entitle its holder to purchase one common share for an exercise price of             per common share. The exercise price will be determined by our board of directors and will be published by us together with the subscription price on               , 2021. If as of the payment date of the warrant exercise price payment in U.S. dollars is legally prevented in Argentina, holders of warrants will be entitled to pay the exercise price in Pesos in an amount equal to the Peso equivalent (determined on the basis of the Blue Chip Swap Rate and if such information is not available, by Bloomberg, for the purchase of pesos in exchange of U.S. dollars on the business day preceding the payment date of the exercise price of the warrants of the U.S. dollar exercise price of the warrants. The exercise price and the number of common shares issuable on exercise of a warrant are both subject to adjustment in certain cases. See “—Changes Affecting Warrants” below.

We have agreed that until the earlier to occur of the exercise or expiration of all the warrants, we will keep a registration statement current with respect to the issuance of our common shares from time to time upon exercise of the warrants. We will apply for the listing of the warrants in the BYMA.

The warrants may be exercised by surrendering to us the warrant certificates evidencing such warrants, if any, with the accompanying form of election to exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made in the form of cash or a certified or official bank check payable to the order of us. Within five days that are business days in both Buenos Aires and New York City, after the submission to us of a properly completed and duly executed election to exercise, and payment in full of the exercise price, we will register new common shares the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares. Certificates for warrants will be issued in registered form as definitive warrant certificates. We or the warrant agent may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of warrants.

Fractional shares

No fractional common share will be issued upon exercise of the warrants. We will accept exercises of warrants for whole, new common shares only and will round down any warrant exercise submitted for fractional, new common shares to the nearest whole number of new common shares. As a result, you must exercise three warrants to purchase each common share.

Unexercised warrants

Unexercised warrants will not entitle their holders to any rights to vote at or attend our shareholders meetings or to receive any dividends in respect of our common shares. The holders of the warrants have no right to vote on matters submitted to our shareholders and have no right to receive cash dividends until such time as they are registered holders of the common shares or GDS underlying such warrants. The holders of the warrants are not entitled to share in our assets in the event of the liquidation, dissolution or winding up of our affairs.

Changes affecting warrants

Adjustment of the exercise price and the number of our common shares that may be purchased pursuant to the warrants.

If any corporate restructuring or action regarding our common shares is approved, different from any of those mentioned herein and which may have an impact on or represent a reduction of rights to the holders of the warrants, we will use our best efforts to negotiate with the holders of the warrants to set forth new exercise conditions, seeking to preserve the rights originally granted to the warrant, its economic and corporate value, the amount of underlying shares and their exercise price.

Both the exercise price and the number of our common shares that may be purchased by exercising the warrants shall be subject to adjustments in order to preserve the value of the warrants.

(a)           Stock splits, combinations, etc. If at any time after the date of issuance of the common shares issued pursuant to this offering, split, subdivide or combine our common shares, the exercise price prevailing at that time shall be reduced pro rata in the event of split or subdivision and increased pro rata in the event of combination.

(b)           Reclassification, mergers, etc. In case of any reclassification or change of our outstanding common shares issuable upon exercise of the warrants, or in case of any consolidation or merger with or into another corporation (other than a merger in which we are the continuing corporation and which does not result in any reclassification or change of the then outstanding common shares or other capital stock issuable upon exercise of the warrants) or in case of any sale or conveyance to another corporation of all or substantially all of our assets, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, we or such a successor or purchasing corporation, as the case may be, shall forthwith make lawful and adequate provision whereby the holder of warrants then outstanding shall have the right thereafter to receive on exercise of the warrants a number of shares of the successor or purchasing corporation equal to that resulting from application of the exchange relation established for the reclassification, combinations or merger with respect to the underlying shares acquired pursuant to the exercise of the warrants.

(c)           Issuance of options or convertible securities. If we shall, at any time or from time to time after the date hereof, issue, sell, distribute or otherwise grant in any manner to all holders of our common shares any rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares, whether or not such any rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares are immediately exercisable, and the price per share at which common shares are issuable upon the exercise of such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares determined by dividing (i) the aggregate amount, if any, received or receivable by us as consideration for the issuance, sale, distribution or granting of such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares, plus the minimum aggregate amount of additional consideration, if any, payable to us upon the exercise of all such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares, plus, in the case of our common shares or any capital stock or securities convertible into or exchangeable for our common shares, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of all such of our common shares or any capital stock or securities convertible into or exchangeable for our common shares, by (ii) the total maximum number of our common shares issuable upon the exercise of all such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares shall be less than the Current Market Price per common share on the record date for the issuance, sale, distribution or granting of such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares (the “Distribution”) then, effective upon such Distribution, the exercise price shall be reduced to the price determined by multiplying the exercise price in effect immediately prior to such Distribution by a fraction, the numerator of which shall be the sum of (i) the number of our common shares outstanding (exclusive of any treasury shares) immediately prior to such Distribution multiplied by the Current Market Price per common share of on the date of such Distribution plus (ii) the consideration, if any, received by us upon such Distribution, and the denominator of which shall be the product of (A) the total number of our common shares outstanding (exclusive of any treasury shares) immediately after such Distribution multiplied by (B) the Current Market Price per common share on the record date for such Distribution. For purposes of the foregoing, the total maximum number of common shares issuable upon exercise of all such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares shall be deemed to have been issued as of the date of such Distribution and thereafter shall be deemed to be outstanding and we shall be deemed to have received as consideration therefore such price per share, determined as provided above.

The Current Market Price per common share at any date shall be the average of the daily closing prices for the shorter of (i) the 20 consecutive trading days ending on the last full trading day on the BYMA prior to the time and date of the earlier to occur of (A) the date as of which the Current Market Price is to be computed and (B) the last full trading day on such exchange or market before the commencement of “ex dividend” trading in our common shares relating to the event giving rise to the adjustments required by paragraph (a), (b), (c) or (d) (the “Time of Determination”); and (ii) the period commencing on the date next succeeding the first public announcement of the issuance, sale, distribution or granting in question through such last full trading day prior to the Time of Determination; provided that in the case of a firm commitment underwritten public offering, the Current Market Price shall mean the closing price of our common shares on the day of the pricing of such offering. The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the BYMA.

(d)           Dividends and Distributions. If we shall, at any time or from time to time after the date hereof, distribute to all holders of our common shares, any dividend as provided for under section 224 of the Argentine Corporations Law, in cash or in kind, or other distribution of cash, evidences of our indebtedness, other securities or other properties or assets, or any options, warrants or other rights to subscribe for or purchase any of the foregoing, then (A) the exercise price shall be decreased pro rata by the percentage in which the distribution exceeds 3% of the Current Market Price as defined above; and (B) the number of common shares purchasable upon the exercise of each warrant shall be increased to a number determined by multiplying the number of common shares so purchasable immediately prior to the record date for such distribution by a fraction, the numerator of which shall be the exercise price in effect immediately prior to the adjustment required by clause (A) of this sentence and the denominator of which shall be the exercise price in effect immediately after such adjustment. The adjustments required by this paragraph (d) shall be made whenever any such distribution occurs retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(e)           Issuance of additional common shares. If at any time we shall (except as hereinafter provided) issue or sell any additional of our common shares for consideration in an amount per additional common share less than the Current Market Price (as defined above), then the number of our common shares for which the warrants are exercisable shall be adjusted to equal the product obtained by multiplying the number of common shares for which the warrants are exercisable immediately prior to such issue or sale by a fraction (A) the numerator of which shall be the number of our common shares outstanding immediately after such issue or sale, and (B) the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issue or sale, and (2) the aggregate consideration received from the issuance or sale of the additional common shares divided by the Current Market Price (as defined above). No adjustment shall be made under this paragraph (e) for issuances of our common shares (i) with respect to options issued under stock options plans as currently in effect or in effect from time to time or (ii) upon exercise of the warrants.

(f)           Deferral of certain adjustments. No adjustment to the exercise price (including the related adjustment to the number of our common shares purchasable upon the exercise of each warrant) shall be required hereunder unless such adjustment, together with other adjustments carried forward as provided below, would result in an increase or decrease of at least two percent (2%) of the exercise price; provided that any adjustments which by reason of this paragraph (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustments need to be made for a change in the par value of our common shares.

(g)           Changes in options and convertibles securities. If the exercise price provided for in any rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares referred to in paragraph (c) above, the additional consideration, if any, payable upon the conversion or exchange of any capital stock or securities convertible into or exchangeable for our common shares, or the rate at which any capital stock or securities convertible into or exchangeable for our common shares are convertible into or exchangeable for our common shares shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment), the exercise price then in effect and the number of common shares purchasable upon the exercise of each warrant shall forthwith be readjusted (effective only with respect to any exercise of any warrant after such readjustment) to the exercise price and number of our common shares so purchasable that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be, but only with respect to such rights to subscribe for or to purchase, or any warrants or options for the purchase of, our common shares or any capital stock or securities convertible into or exchangeable for our common shares as then remain outstanding.

(h)           Other adjustments. If at any time, as a result of an adjustment, the holders of the warrants shall become entitled to receive any of our securities other than our common shares, thereafter the number of such other securities so receivable upon exercise of the warrants and the exercise price applicable to such exercise shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to our common shares contained herein.

Reservation of common shares

We have authorized and reserved for issuance such number of common shares as shall be issuable upon the exercise of all outstanding warrants. Such common shares, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Amendment of the warrant agreement

From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially and adversely affect the interests of the holders of the warrants. Any amendment or supplement to the warrant agreement that has a material and adverse effect on the interests of the holders of the warrants shall require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of warrant shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement).

Governing law

The warrant agreement and the warrants, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York, except for the rights relating to the underlying common shares which will be governed by the laws of Argentina.

GENERAL INFORMATION

We have not retained any dealer managers in connection with this offering. Our directors, officers and employees may contact the holders of common share rights and GDS rights by mail, telephone, telegraph or in person regarding this offering, and may request brokers, dealers and other nominees to forward this prospectus and related material to the beneficial owners of the common share rights and GDS rights. Our directors, officers and employees will not receive any additional compensation for such services.

General Offering Restrictions

No action has been or will be taken in any jurisdiction other than Argentina and the United States, where action for that purpose is required, which would permit a public offering of the equity securities which are the subject of the offering contemplated by this prospectus (the “Securities”) or the possession, circulation or distribution of this prospectus or any material relating to this rights offering. Accordingly, the Securities may not be offered, sold or delivered, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with this rights offering may be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Brazil

The offering of the Securities has not been, and will not be, submitted to, or registered with, the Brazilian Securities Commission (Comissaõ de Valores Mobiliários). Accordingly, the Securities may not be offered or sold in Brazil in circumstances that constitute a public offering or distribution according to Brazilian laws and regulations. Documents relating to the offering of the Securities, including this prospectus, may not be supplied or made generally available to the public in Brazil or be used in connection with an offer for subscription or sale to the public in Brazil.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any Securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)           to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)           to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), per Relevant Member State, subject to obtaining the prior consent of the Underwriters/Global Co-ordinator for any such offer; or

(c)           in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Securities shall result in a requirement for the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any Securities or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the Issuer that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any Securities being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the Securities acquired by it in the Offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Securities to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Underwriters/Global Co-ordinator has been obtained to each such proposed offer or resale.

The Issuer and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements . Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Underwriters/Global Co-ordinator of such fact in writing may, with the prior consent of the Underwriters/Global Co-ordinator, be permitted to acquire Securities in the Offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

An offer to the public of any Securities may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any Securities may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)           to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)           to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Underwriters/Global Co-ordinator for any such offer; or

(c)           in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of Securities shall result in a requirement for the Issuer to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any Securities or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the Issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any Securities being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the Securities acquired by it in the Offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Securities to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the Underwriters/Global Co-ordinator has been obtained to each such proposed offer or resale.

The Issuer and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements . Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Underwriters/Global Co-ordinator of such fact in writing may, with the prior consent of the Underwriters/Global Co-ordinator, be permitted to acquire Securities in the Offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Securities, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Austria

This prospectus has not been nor will it be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. Neither this prospectus nor any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and neither this prospectus nor any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the dealer managers. No steps may be taken that would constitute a public offering of the Securities in Austria and the offering of the Securities may not be advertised in Austria. The Securities will be offered in Austria only in compliance with the provisions of the Austrian Capital Markets Act and all other laws and regulations in Austria applicable to the offer and sale of the Securities in Austria.

Belgium

This prospectus is not intended to constitute a public offer in Belgium and may not be distributed to the public in Belgium. The Belgian Commission for Banking, Finance and Insurance has not reviewed nor approved this prospectus or commented as to their accuracy or adequacy or recommended or endorsed the purchase of the Securities. The Securities will not (a) be offered for sale, sold or marketed in Belgium by means of a public offer within the meaning of the Law of 16 June 2006 on the public offer of investment instruments and the admission to trading of investment instruments on a regulated market; or (b) be sold to any person qualifying as a consumer within the meaning of Article 1.7 of the Belgian law of 14 July 1991 on consumer protection and trade practices, unless such sale is made in compliance with this law and its implementing regulation.

France

No Securities have been offered or sold or will be offered or sold, directly or indirectly, to the public in France, except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No. 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” (cercle restreint d’investisseurs) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and the direct or indirect resale to the public in France of any Securities acquired by any Permitted Investors may be made only as provided by Articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder. Neither this prospectus nor any other materials related to the rights offering or information contained herein or therein relating to the Securities has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

Germany

The Securities will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz u¨ ber die Erstellung, Billigung und Vero¨ ffentlichung des Prospekts, der beim o¨ ffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu vero¨ ffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Italy

The offering of the Securities has not been registered pursuant to Italian securities legislation and, accordingly, no Securities may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the Securities in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

No offer, sale or delivery of the Securities or distribution of copies of any document relating to the Securities will be made in the Republic of Italy except: (a) to “Professional Investors”, as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa (the “CONSOB”), as amended (“CONSOB Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”); or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the Securities or any document relating to the Securities in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the Securities in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the Securities are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of Securities who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the Securities were purchased, unless an exemption provided for under the Italian Financial Act applies.

Netherlands

The Securities may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of Securities is publicly announced that the offer is exclusively made to said individuals or legal entities.

Spain

The Securities have not been and will not be marketed, offered or delivered and the GDSs have not been and will not be marketed, offered or sold to persons in the Kingdom of Spain other than to existing shareholders and GDSs holders as permitted by Spanish law.

This prospectus has not been verified by or registered in the administrative registries of the Spanish Comisión Nacional del Mercado de Valores.

Switzerland

The Securities may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The Securities may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus or any other offering material relating to the Securities may be publicly issued in connection with any such offer or distribution. The Securities have not been and will not be approved by any Swiss regulatory authority. In particular, the Securities are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

TAXATION

Certain United States Federal Income Tax Consequences

The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of GDS rights, common share rights, GDSs, common shares and warrants (collectively, “Equity Securities”) by U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of Equity Securities that is for United States federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary assumes that U.S. Holders hold their Equity Securities as capital assets for United States federal income tax purposes (generally, property held for investment). This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

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a dealer in securities or currencies;

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a financial institution;

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a regulated investment company;

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a real estate investment trust;

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an insurance company;

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a tax-exempt organization;

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a person holding Equity Securities as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

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a trader in securities that has elected the mark-to-market method of accounting for your securities;

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a person liable for alternative minimum tax;

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a person who owns or is deemed to own 10% or more of our stock (by vote or value);

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a partnership or other pass-through entity for United States federal income tax purposes;

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a person required to accelerate the recognition of any item of gross income with respect to Equity Securities as a result of such income being recognized on an applicable financial statement; or

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a person whose “functional currency” is not the U.S. dollar.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Equity Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Equity Securities, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the Depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. You should consult your own tax advisors concerning the particular United States federal income tax consequences to you in light of your particular situation as well as any consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Issuance of GDS Rights or Common Share Rights

You will not be subject to United States federal income tax with respect to the receipt of GDS rights or common share rights.

Basis and Holding Period of the GDS Rights and Common Share Rights

Except as provided in the following sentence, the basis of the GDS rights or common share rights distributed to you will be zero. However, if either (i) the fair market value of the GDS rights or common share rights distributed to you is 15% or more of the fair market value (on the date of distribution) of the GDSs or common shares with respect to which they are distributed or (ii) you irrevocably elect, in your United States federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such GDSs or common shares to such GDS rights or common share rights, then upon exercise or sale of the GDS rights or common share rights your basis in such GDSs or common shares will be allocated between such GDSs or common shares and the GDS rights or common share rights in proportion to the fair market values of each on the date of distribution of the GDS rights or common share rights. However, no basis will be allocated to any such GDS rights or common share rights that lapse. Your holding period in the GDS rights or common share rights will include your holding period in the GDSs or common shares with respect to which the rights were distributed.

Expiration of the GDS Rights or Common Share Rights

If you do not exercise GDS rights prior to the expiration of the GDS subscription period, you generally will recognize no gain or loss, except to the extent of gains relating to the sale by the Depositary of common share rights corresponding to unexercised GDS rights, as discussed in “The Offering.” If you do not exercise common share rights prior to the expiration of the common shares subscription period, you generally will recognize no gain or loss.

Exercise of the GDS Rights or Common Share Rights

You will not recognize any gain or loss upon the exercise of the GDS rights or common share rights. The aggregate basis of GDSs or common shares and warrants acquired upon exercise of GDS rights or common share rights will be equal to the sum of your basis in the GDS rights or common share rights exercised and the amount paid upon exercise of those GDS rights or common share rights. The basis of the GDSs or common shares and warrants will be determined by allocating such aggregate basis among the GDSs or common shares and the warrants received in proportion to the relative fair market values of these securities on the date the GDS rights or common share rights are exercised. Except as discussed under “—Passive Foreign Investment Company” below, the holding period of GDSs or common shares and warrants acquired upon exercise of GDS rights or common share rights will generally begin on the date such rights are exercised.

Taxation of Warrants
The exercise of warrants to purchase common shares generally will not constitute a taxable event. Accordingly, you will not recognize gain or loss upon the exercise of warrants. Rather, you will recognize taxable gain or loss if and when you dispose of the common shares received pursuant to the exercise of the warrants in a taxable transaction. Your aggregate tax basis in the common shares received pursuant to the exercise of the warrants will be equal to the amount paid upon the exercise of the warrants plus your basis in the warrants. Except as discussed under “—Passive Foreign Investment Company” below, the holding period of the common shares received pursuant to the exercise of the warrants would begin either on the day or the day after that the warrants are exercised.

If a warrant is allowed to lapse unexercised, you will recognize a capital loss equal to your basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year. The deductibility of capital losses is subject to limitations.

The exercise price of the warrants will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Adjustments to the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the warrants, however, will generally not be considered to result in a deemed distribution to holders. Certain of the possible exercise price adjustments provided in the warrants (including, without limitation, adjustments in respect of taxable dividends to holders of our common shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder of a warrant will be deemed to have received a distribution even though such holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. You should consult your own tax advisors regarding the possible application of Section 305(c) of the Code.

GDSs

If you hold GDSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying common shares that are represented by such GDSs. Accordingly, deposits or withdrawals of common shares for GDSs will not be subject to United States federal income tax.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the GDSs or common shares (including any amounts withheld to reflect Argentine withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such dividends will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the common shares, or by the Depositary, in the case of the GDSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on common shares (or GDSs representing such common shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our GDSs (which are listed on the NYSE), but not our common shares, are readily tradable on an established securities market in the United States. Thus, we do not believe that dividends that we pay on our common shares that are not represented by GDSs currently meet the conditions required for these reduced tax rates. Furthermore, there can be no assurance that our GDSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

The amount of any dividend paid in Pesos will equal the U.S. dollar value of the Pesos received, calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you, in the case of common shares, or by the Depositary, in the case of GDSs, regardless of whether the Pesos are converted into U.S. dollars at that time. If the Pesos received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Pesos received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a tax basis in the Pesos equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Pesos will be treated as United States source ordinary income or loss.

Subject to certain conditions and limitations, Argentine withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the GDSs or common shares will be treated as foreign source income and will generally constitute passive category income. However, in certain circumstances, if you have held the GDSs or common shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any Argentine withholding taxes imposed on dividends paid on the GDSs or common shares. If you do not elect to claim a United States foreign tax credit, you may instead claim a deduction for any Argentine withholding taxes, but only for a taxable year in which you elect to do so with respect to all foreign income taxes paid or accrued in such taxable year. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution (including any amounts withheld to reflect Argentine withholding taxes) exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the GDSs or common shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Sale, Exchange or other Taxable Disposition of Equity Securities”). However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Distributions of common shares or rights to subscribe for common shares that are received as part of a pro rata distribution to all of our holders generally will not be subject to United States federal income tax.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, we do not believe we were a passive foreign investment company (a “PFIC”) for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

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at least 75% of our gross income is passive income; or

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at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, cash is generally a passive asset and passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. In addition, this determination is based on the interpretation of certain United States Treasury regulations relating to rental income, which regulations are potentially subject to differing interpretation.

If we are a PFIC for any taxable year during which you hold the GDSs or common shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of the GDSs or common shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the GDSs or common shares. Under these special tax rules:

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the excess distribution or gain will be allocated ratably over your holding period for the GDSs or common shares (which, in the case of GDSs or common shares acquired upon exercise of GDS rights, common share rights or warrants, would, pursuant to proposed United States Treasury regulations, generally include the holding period of such GDS rights, common share rights or warrants);

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the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

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the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Pursuant to proposed United States Treasury regulations, an option to acquire stock of a PFIC is considered PFIC stock for the purpose of determining tax due on any gain recognized from a disposition of the option (an exercise of the option, however, is not considered a disposition for these purposes). Accordingly, if we are a PFIC for any taxable year during which you hold the GDS rights, common share rights or warrants, you will generally be subject to the rules described above with respect to any gain realized from a sale or other disposition of such GDS rights, common share rights or warrants (including the sale by the Depositary of common share rights corresponding to unexercised GDS rights, as discussed in “The Offering”).

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold Equity Securities, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the Equity Securities (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can generally avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your Equity Securities had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your tax advisors about this election.

In certain circumstances, in lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your GDSs or common shares, provided such GDSs or common shares are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable United States Treasury regulations). Our common shares are listed on the BYMA, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange for purposes of the mark-to-market election, and no assurance can be given that the common shares are or will continue to be “regularly traded” for purposes of the mark-to-market election. Our GDSs are currently listed on the NYSE, which constitutes a qualified exchange, although there can be no assurance that the GDSs are or will continue to be “regularly traded.” The mark-to-market election is currently not available with respect to GDSs rights, common share rights and warrants.

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your GDSs or common shares at the end of the year over your adjusted tax basis in the GDSs or common shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the GDSs or common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the GDSs or common shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of the GDSs or common shares in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the GDSs or common shares are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service (“IRS”) consents to the revocation of the election. If, however, you exercise GDS rights, common share rights or warrants and we were a PFIC for any taxable year during which you held such GDS rights, common share rights or warrants, then despite your mark-to-market election, the special tax rules discussed above may still nonetheless continue to apply. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

In some cases, holders of GDSs or common shares (but not holders of GDS rights, common share rights or warrants) in a PFIC can avoid the special tax rules described above by electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option will not be available to you because we do not intend to comply with certain calculation and reporting requirements necessary to permit you to make this election.

If we are a PFIC for any taxable year during which you hold the GDSs or common shares and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will generally be required to file IRS Form 8621 if you hold the GDSs or common shares in any year in which we are classified as a PFIC.

You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding Equity Securities if we are considered a PFIC in any taxable year.

Sale, Exchange or other Taxable Disposition of Equity Securities

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of the Equity Securities (including the sale by the Depositary of common share rights corresponding to unexercised GDS rights, as discussed in “The Offering”) in an amount equal to the difference between the amount realized for the Equity Securities and your tax basis in the Equity Securities. Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Equity Securities for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If an Argentine tax is withheld on the sale or other disposition of the Equity Securities, your amount realized will include the gross amount of the proceeds of that sale or other disposition before deduction of the Argentine tax. Any gain or loss recognized by you will generally be treated as United States source gain or loss. Consequently, in the case of gain from the disposition of Equity Securities that is subject to Argentine income tax, you may not be able to benefit from the foreign tax credit for that Argentine income tax (i.e., because the gain from the disposition would be United States source), unless you can apply the credit (subject to applicable limitations) against United States federal income tax payable on other income from foreign sources. Alternatively, you may take a deduction for the Argentine income tax if you do not take a credit for any foreign taxes paid or accrued during the taxable year. You are urged to consult your tax advisors regarding the tax consequences if Argentine income tax is imposed on a disposition of the Equity Securities, including the availability of the foreign tax credit under your particular circumstances.

Argentine Personal Assets Tax

Amounts paid on account of the Argentine personal assets tax, if any, will not be eligible as a credit against your United States federal income tax liability, but may be deductible subject to applicable limitations in the Code.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the GDSs or common shares and the proceeds from the sale, exchange or other disposition of the Equity Securities that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Argentine Taxation

The following discussion is a summary of certain Argentine tax considerations associated with an investment in, ownership or disposition of common share rights, GDS rights, common shares, GDSs and warrants by (i) an individual holder that is resident in Argentina, (ii) an individual holder that is neither domiciled nor resident in Argentina, (iii) a legal entity organized under the laws of Argentina and (iv) a legal entity that is not organized under the laws of Argentina, that does not have a permanent establishment in Argentina and is not otherwise doing business in Argentina on a regular basis. The discussion is for general information only and is based on current Argentine tax laws. Moreover, while this summary is considered to be a correct interpretation of existing laws in force as of the date of this prospectus, no assurance can be given that the courts or administrative authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws or interpretations will not occur.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES ARISING UNDER ANY TAXING JURISDICTION.

Taxation of Dividends

Dividend distributions which source are profits generated in fiscal years beginning before January 1, 2018, whether in cash, in shares or in kind, are not subject to income tax withholding except for the application of the “Equalization Tax” described below.

An income tax withholding will be applied to the amount of dividends distributed in excess of a company’s net taxable income determined in accordance with general income tax regulations for the fiscal years preceding the date of the distribution of such dividends (the “Equalization Tax”). The legislation requires that companies withhold 35% of the amount of distributed dividends in excess of the net taxable income of such distribution, as determined in accordance with the income tax law. Dividends distributed by an Argentine company are not subject to this tax to the extent that those dividends arise from dividend income or other distributions received by such company from other Argentine companies.

Dividend distributions made in kind (other than cash) will be subject to the same tax rules as cash dividends. Stock dividends on fully paid shares are not subject to Equalization Tax.

Equalization Tax will not be applicable on profits generated from fiscal years beginning on or after January 1, 2018.

Dividend distributions, other than stock dividends, which source are profits generated in fiscal years beginning on or after January 1, 2018, whether in cash, in shares or in kind, made by local entities to resident individuals, resident undivided estates and foreign beneficiaries are subject to a withholding tax at a rate of 7% and at a rate of 13% from fiscal years beginning on or after January 1, 2021.

For Argentine individuals and undivided estates not registered before the Argentine tax authorities as taxpayers for income tax purposes as well as for non-Argentine residents, the dividend tax withholding will be considered a final payment. Argentine individuals and undivided estates are not allowed to offset income arising from the distribution of dividends on Argentine shares with losses from other types of operations.

Certain tax treaties contemplate the application of a ceiling tax rate on dividends (i.e. 10% on gross dividends).

Taxation of Capital Gains

Resident individuals

Capital gains obtained by resident individuals or undivided estates situated in Argentina from the sale or disposition of common shares and other securities (including securities representing shares and certificates of deposit of shares) are subject to income tax at a 15% rate on net income, unless such securities were traded in a stock exchange under the supervision of the CNV, in which case an exemption applies. GDSs are not covered by such exemption.

Losses arising from the sale, exchange or other disposition of Equity Securities (as defined above under “Taxation—Certain United States Federal Income Tax Consequences”) can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities, for a five-year carryover period.

Foreign beneficiaries

Capital gains of Argentine source (as it is the case of the Equity Securities) obtained by non-Argentine individuals or non-Argentine entities from the sale, exchange or other disposition of the Equity Securities are subject to income tax at a 15% rate on the net capital gain or at a 13.5% rate on the gross price at the seller’s election, unless an exemption applies, as set forth below.

Notwithstanding, Law No. 27,430 established an exemption for foreign beneficiaries participating in the sale of publicly traded shares traded in stock exchanges under the supervision of the CNV. Said Law also established an exemption for capital gains derived from the sale, exchange or other disposition of share certificates issued abroad that represent shares issued by Argentine companies (i.e. GDRs), to the extent the underlying shares are authorized for public offering by the CNV. The exemptions will apply only if the foreign beneficiaries do not reside in, and the funds do not arise from, “non-cooperating” jurisdictions for tax transparency purposes.

In case foreign beneficiaries conduct a conversion process of shares that do not meet the exemption requirements, into securities representing shares that are exempt from income tax, such conversion would be considered a taxable transfer for which the fair market value at the time the conversion takes place should be considered.

The sale of an equity interest in a foreign entity could represent a taxable indirect transfer of Argentine assets (including shares), if (i) the value of the Argentine assets exceed 30% of the transaction’s overall value, and (ii) the equity interest sold (in the foreign entity) exceeds 10%. The tax will also be due if any of these thresholds were met during the twelve month period prior to the sale. However, no withholding mechanism is currently available. The indirect transfer of Argentine assets within the same economic group would not trigger taxation, provided the requirements set by regulations have been met.

Local entities

Capital gains obtained by Argentine entities (generally entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of Equity Securities are subject to income tax at the rate of 30%, for fiscal years beginning on or after January 1, 2018 until December 31, 2020, and to a tax rate of 25% for fiscal years initiated on or after January 1, 2021.

Losses arising from the sale, exchange or other disposition of Equity Securities can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities for a five-year carryover period.

As warrants could qualify as speculative derivative financial instruments within the meaning of the Argentine Income Tax Law, losses arising from the sale, exchange or other disposition of warrants could be applied only to offset such capital gains arising from the sale, exchange or other disposition of these types of securities.

WE RECOMMEND PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES CONCERNING THE SALE OR OTHER DISPOSITIONS OF COMMON SHARES, GDSs, COMMON SHARE RIGHTS, GDS RIGHTS AND WARRANTS.

Value Added Tax

The sale, exchange, disposition, or transfer of Equity Securities is not subject to value added tax. Dividend distributions are not levied with value added tax either.

Personal Assets Tax

Shares, GDSs and warrants

Argentine entities, such as us, have to pay the Tax on Personal Assets (“TAP”) corresponding to Argentine and foreign individuals and foreign entities for the holding of our shares at December 31 of each year. The applicable tax rate is 0.50% for fiscal years starting in 2019, inclusive. The tax is levied on the proportional net worth value (“valor patrimonial proporcional” in Spanish), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP. Pursuant to the TAP Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

It is unclear if non-Argentine resident parties are subject to personal assets tax on GDSs.

Turnover Tax

The turnover tax is a local tax; therefore, the rules of the relevant provincial jurisdiction should be considered, which may levy this tax on the customary purchase and sale, exchange or other disposition of Equity Securities and/or the collection of dividends at an average rate of 6%, unless an exemption is applicable. In the particular case of the City of Buenos Aires, any transaction involving Equity Securities and/or the collection of dividends and revaluations is exempt from this tax.

There is no turnover tax withholding system applicable to the payments made to foreign beneficiaries.

Stamp Tax

The stamp tax is a local tax that is generally levied on the instrumentation of onerous acts executed within a certain territorial jurisdiction or outside a certain territorial jurisdiction but with effects in such jurisdiction.

Stamp taxes may apply in the City of Buenos Aires and in certain Argentine provinces in case transfer of common shares or GDSs is performed or executed in such jurisdictions by means of written agreements.

Tax on Credits and Debits in Bank Accounts

This tax is levied on (i) debits and credits on accounts opened in financial institutions located in Argentina; (ii) debits and credits referred to in (i) carried out without bank accounts by Argentine financial institutions, regardless of the denomination, the mechanisms used to carry them out (including cash movements) and/or their legal instrumentation, and (iii) other transactions or transfers and deliveries of funds regardless of the person or entity that performs them and the mechanism used. The general rate of the tax is 0.6%. An increased rate of 1.2% applies in certain cases, in which there has been a substitution for the use of a bank account. Cash withdrawals for the account of legal entities, except for small and medium-sized companies, are subject to a 1.2% rate.

Pursuant to Decree 409/2018 (published in the Official Gazette on May 7/2018), 33% of the tax paid on credits levied at the 0.6% rate and 33% of the tax paid on transactions levied at the 1.2% tax rate can be used, to its exhaustion, as a credit against income tax, or the special contribution on cooperatives capital. With respect to registered small and medium-sized companies, the percentage that may be used as credit for income tax may be higher.

Extraordinary Tax on Wealth

On December 18, 2020,  Law 27,605 was published in the Official Gazette, which introduced an extraordinary and one-time tax on wealth (“Aporte Extraordinario y Solidario Para Ayudar a Morigerar los Efectos de la Pandemia'” in Spanish; "ETW") in order to face the effects of the coronavirus pandemic.

Individuals and undivided estates with assets of ARS 200 million or more as of the date of entry into force of the law, valued according to the rules of  the Personal Assets Tax Law, are subject to the ETW.

Individuals and undivided estates (entities are excluded) that are residents of Argentina are taxed on their assets located in Argentina and abroad. Argentine nationals with domicile or residence in “non-cooperating jurisdictions” or “low or no tax jurisdictions” are considered as residents for purposes of  the ETW.

Non-resident individuals and undivided estates are taxed only on their assets located in Argentina.

Argentine individuals domiciled or resident in “non-cooperating jurisdictions” or “low or no tax jurisdictions” and non-resident individuals will have to designate a local substitute taxpayer to pay this contribution.

Residency of taxpayers is determined according to the legal criteria established in articles 116 to 123 of the Income Tax Law as of December 31, 2019.

The law provides for tax rates ranging from 2% up to 3.5% for assets located in Argentina, and 3% up to 5.25% for foreign assets. Therefore, the payable tax may start at ARS 4 million. If at least 30% of the financial assets held abroad are repatriated to Argentina and the repatriation is performed within 60 days of December 18, 2020, the differential tax rates (i.e., the rates ranging from 3% to 5.25%) should not apply, to the extent the repatriated funds remain deposited in an Argentine bank account until December 31, 2021.

The Argentine tax authorities are expected to issue further guidance on the procedure for determining the emergency contribution, due dates, filings and payment methods for this contribution.

Court and Other Taxes

In the event that it becomes necessary to institute legal actions in relation to the common shares, GDSs and warrants in Argentina, a court tax (currently at a rate of 3.0%) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our common shares or GDSs. The province of Buenos Aires established a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax.

Tax Treaties

Argentina has entered into tax treaties with several countries. There is currently no tax treaty or convention in effect between Argentina and the United States.

EXPENSES OF THE OFFERING

Assuming that the proceeds of this offering will be approximately USD            million, we estimate that our expenses in connection with this rights offering and the preemptive rights offering in Argentina will be as follows:

Expenses	Amount (in USD) Percentage of netproceeds of thisoffering (%)
U.S. Securities and Exchange Commission registration fee	USD%
NYSE listing fee
Printing, engraving and publication expenses
Legal fees and expenses	%
Accountant fees and expenses
Miscellaneous costs
Total	USD %

All amounts in the table are estimated except the U.S. Securities and Exchange Commission registration fee, the NYSE listing fee and the Argentine Comisión Nacional de Valores and BYMA fees.

The Depositary has agreed to pay some of these expenses on our behalf, subject to certain conditions.

LEGAL MATTERS

The validity of the rights, common shares and other matters governed by Argentine law will be passed upon for us by Zang, Bergel & Viñes, Buenos Aires, Argentina. Certain legal matters in connection with U.S. law will be passed upon for us by Simpson Thacher & Bartlett LLP.

Saúl Zang and Salvador D. Bergel are partners of the law firm of Zang, Bergel & Viñes. Saúl Zang serves as first vice- chairman of our board of directors. Salvador D. Bergel serves as an alternative member of our board of directors.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to IRSA Inversiones y Representaciones Sociedad Anónima’s Forms 6-K dated January 5, 2021 have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to (i) the fact that the financial statements have been recast as explained in Note 1 to the financial statements, and (ii) management’s plans to mitigate the impact of the current macroeconomic context and COVID-19, as described in Note 34 to the financial statements) of Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, member firm of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form F-3 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Reference in this prospectus to any of our contract or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are subject to the informational reporting requirements of the Exchange Act, and under such Act, we file reports and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov and at our website at www.irsa.com.ar.You may also request a copy of those filings, at no cost, by writing to us at Carlos Della Paolera 261, C1001ADA Buenos Aires, Argentina, Tel. +54 (11) 4323-7400.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.
Indemnification of Directors and Officers

Neither the laws of Argentina nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers of the Registrant. The Registrant maintains directors’ and officers’ liability insurance covering its directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Item 9.
Exhibits

3.1
By-laws (Estatutos) of the registrant, which serve as the registrant’s articles of incorporation and by-laws, and an English translation thereof (incorporated by reference to the Registrant’s Annual Report on Form 20-F (File No. 1280-30982) filed with the SEC on October 31, 2019).

4.6
Form of Deposit Agreement (including the form of Global Depositary Receipt), dated May 24, 1994, as amended and restated as of December 12, 1994, as further amended and restated as of November 15, 2000, among the Registrant, the Bank of New York, as Depositary, and the holders from time to time of Global Depositary Receipts issued thereunder (incorporated by reference to the Registrant’s Registration Statement on Form F-6 (File No. 33-86794) filed with the SEC on November 28, 1994).

4.7	Form of Warrant Agreement between the Registrant and the warrant agent.
5.1	Opinion of Zang, Bergel & Viñes as to the validity of the common shares of the registrant and the common share rights.
5.2	Opinion of Simpson Thacher & Bartlett LLP as to the validity of the warrants.
8.1	Opinion of Zang, Bergel & Viñes regarding certain Argentine tax matters.
8.2	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters.
21.1	Subsidiaries of the Registrant.
23.1*	Consent of Price Waterhouse & Co. S.R.L.
23.2	Consent of Zang, Bergel & Viñes (included in Exhibit 5.1).
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.2).
24.1	Powers of Attorney (included on the signature pages hereto).

*
Previously filed.

Item 10
Undertakings

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)
Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(C)
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§ 239.44 of this chapter) or Form SF-3 (§ 239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii)
If the registrant is relying on § 230.430D of this chapter:

(A)
Each prospectus filed by the registrant pursuant to § 230.424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to § 230.424(b)(2), (b)(5), or (b)(7) of this chapter as part of a registration statement in reliance on § 230.430D of this chapter relating to an offering made pursuant to § 230.415(a)(1)(vii) or (a)(1)(xii) of this chapter for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 (15 U.S.C. 77j(a)) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in § 230.430D of this chapter, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)
If the registrant is relying on § 230.430D of this chapter, with respect to any offering of securities registered on Form SF-3 (§ 239.45 of this chapter), to file the information previously omitted from the prospectus filed as part of an effective registration statement in accordance with §§ 230.424(h) and 230.430D of this chapter.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 an has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buenos Aires, Republic of Argentina, on April 13, 2021.

IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA

By:
/s/ Eduardo S. Elsztain

Name:
Eduardo S. Elsztain

Title:
Chairman of the Board of Directors

Pursuant to the requirements of the U.S. Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on January 5, 2021. Each person whose signature appears below hereby appoints Saúl Zang and Alejandro G. Elsztain, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this Registration Statement, and generally to do all things in their names in their capacities as officers and directors to enable the registrant to comply with the provisions of the U.S. Securities Act of 1933 and all requirements of the SEC.

Name	Title
/s/ Eduardo S. Elsztain	Chairman of the Board of Directors
Name: Eduardo S. Elsztain	(Principal Executive Officer)
/s/ Matías I. Gaivironsky	Chief Financial and Administrative Officer
Name: Matías I. Gaivironsky	(Principal Financial and Accounting Officer)
/s/ Saúl Zang	First Vice-Chairman of the Board of Directors
Name: Saúl Zang
/s/ Alejandro G. Elsztain	Second Vice-Chairman of the Board of Directors
Name: Alejandro G. Elsztain
*	Director
Name: Fernando A. Elsztain
Cedric D. Bridger	Director
Name: Cedric D. Bridger

*	Director
Name: Marcos Fischman
Mauricio E. Wior	Director
Name: Mauricio E. Wior
*	Director
Name: Daniel Ricardo Elsztain
*	Director
Name: Oscar Pedro Bergotto
Demian Brener	Director
Name: Demian Brener
Maria Julia Bearzi	Director
Name: Maria Julia Bearzi
Liliana L. De Nadai	Director
Name: Liliana L. De Nadai
* By: /s/ Alejandro G. Elsztain
Name: Alejandro G. Elsztain,
as Attorney-in-Fact

Authorized Representative in the United States
/s/ Donald J. Puglisi	Authorized U.S. Representative
Name: Donald J. Puglisi	Puglisi & Associates